UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2023

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to __________

Commission File Number: 1 - 3525

AEP RETIREMENT SAVINGS 401(K) PLAN
(Full title of the plan)

AMERICAN ELECTRIC POWER COMPANY, INC.
1 Riverside Plaza, Columbus, Ohio 43215
(Name of issuer of the securities held
pursuant to the plan and the address
of its principal executive office)

AEP RETIREMENT SAVINGS 401(K) PLAN
INDEX
December 31, 2023 and 2022

Page Number

Signatures	2

Report of Independent Registered Public Accounting Firm	3

Financial Statements
Statements of Net Assets Available for Benefits	4
Statements of Changes in Net Assets Available for Benefits	5
Notes to Financial Statements	6

Supplemental Schedule
Schedule of Assets (Held at End of Year)	19

Exhibit Index	64
Exhibit 23(1)

Note: Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting with Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA) have been omitted because they are not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Benefits Finance Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.
AEP Retirement Savings 401(k) Plan
/s/ Julie A. Sherwood
Julie A. Sherwood, SVP Treasury & Risk
June 26, 2024

Report of Independent Registered Public Accounting Firm

Benefits Finance Committee and Plan Participants
AEP Retirement Savings 401(k) Plan
Columbus, Ohio

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the AEP Retirement Savings 401(k) Plan (the “Plan”) as of December 31, 2023 and 2022, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risk of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying Schedule of Assets (Held at End of Year) as of December 31, 2023 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but included supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ BDO USA, P.C.
We have served as the Plan’s auditor since 2021.
Columbus, Ohio
June 26, 2024

AEP RETIREMENT SAVINGS 401(K) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2023 and 2022

	December 31,
	2023	2022
ASSETS
Investments at Fair Value	$4,602,651,089	$4,028,215,236

Investments at Contract Value	541,681,201	632,453,089

Notes Receivable from Participants	62,856,728	57,284,187

Total Assets	5,207,189,018	4,717,952,512

Pending Trades, Net	(8,467,338)	—

Total Liabilities	(8,467,338)	—

NET ASSETS AVAILABLE FOR BENEFITS	$5,198,721,680	$4,717,952,512

See Notes to Financial Statements beginning on page 6.

AEP RETIREMENT SAVINGS 401(K) PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
For the Years Ended December 31, 2023 and 2022

	Years Ended December 31,
	2023	2022
INVESTMENT INCOME (LOSS)
Net Appreciation (Depreciation) in Investments	$669,746,458	$(807,778,106)
Interest and Dividend Income	26,942,047	23,542,137
Total Investment Income (Loss)	696,688,505	(784,235,969)

CONTRIBUTIONS
Participants	215,145,574	199,897,997
Employer	86,846,315	81,092,017
Total Contributions	301,991,889	280,990,014

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	3,430,674	2,648,194

DISTRIBUTIONS TO PARTICIPANTS	(514,584,103)	(505,070,736)

ADMINISTRATIVE AND MANAGEMENT FEES
Professional Fees	(630,147)	(596,295)
Investment Advisory and Management Fees	(5,773,048)	(5,960,347)
Other Fees	(354,602)	(350,000)
Total Administrative and Management Fees	(6,757,797)	(6,906,642)

NET INCREASE (DECREASE)	480,769,168	(1,012,575,139)

NET ASSETS AVAILABLE FOR BENEFITS BEGINNING OF YEAR	$4,717,952,512	$5,730,527,651

NET ASSETS AVAILABLE FOR BENEFITS END OF YEAR	$5,198,721,680	$4,717,952,512

See Notes to Financial Statements beginning on page 6.

AEP RETIREMENT SAVINGS 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2023 and 2022

1. PLAN DESCRIPTION

The following description of the AEP Retirement Savings 401(k) Plan (Plan) is provided for general information purposes only. Participants should refer to the Plan documents for a more complete description of the Plan’s information. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

General

The Plan is a defined contribution plan that became effective and commenced operations on January 1, 1978. The Plan covers full-time and part-time employees of the participating subsidiaries of American Electric Power Company, Inc. (AEP or the Company) who are not excluded by the terms of the Plan, such as pursuant to a unionized collective bargaining agreement. American Electric Power Service Corporation (AEPSC) is the plan administrator (Plan Administrator) and plan sponsor (Plan Sponsor). AEPSC is a wholly-owned subsidiary of AEP. The Bank of New York Mellon (BNYM) (Trustee) is the primary trustee. Empower Annuity Insurance Company of America (Empower Retirement) is the Plan record keeper. AEPSC appointed Empower Trust Company, LLC (formerly Great-West Trust Company, LLC) as the trustee/custodian for certain cash held on behalf of the Plan pending investment or disbursement.

Contributions

Newly eligible employees are automatically enrolled with a 6% pretax deferral. Such deferrals automatically increase each year by 1% to a maximum of 10%. Employees may opt out of the automatic enrollment or revise their elections after they are notified of their right not to have such pretax deferrals made on their behalf and how their account will be invested in the absence of their making an investment election. Generally, eligible employees participating in the Plan may make contributions (pretax, after-tax or Roth 401(k) contributions) in 1% increments up to 50% of their eligible pay (within Internal Revenue Service (IRS) limits), although pretax and Roth 401(k) amounts are limited to $22,500 for 2023 and $20,500 for 2022. Participants who are age 50 and older are eligible to contribute additional pretax or Roth 401(k) amounts as catch-up contributions. The catch-up contribution limit was $7,500 for 2023 and $6,500 for 2022. An employee who is eligible to participate in the Plan also may roll eligible retirement benefits into the Plan. During the Plan years ended 2023 and 2022, employees rolled in amounts totaling $16,766,691 and $12,704,089, respectively, which are included in participant contributions on the Statements of Changes in Net Assets Available for Benefits. The participating employers contribute to the Plan, on behalf of each participant, an amount equal to 100% of the participant’s non-rollover contributions up to 1% of the participant’s eligible compensation for each payroll period, plus 70% of the participant’s contributions for the next 5% of the participant’s eligible compensation for each payroll period, subject to certain limitations. All contributions that are withheld from a participant’s pay or are made by the participating employers are deposited in the AEP Retirement Savings 401(k) Plan Trust after each pay period. The Plan, in a manner consistent with the requirements under Section 401 of the Internal Revenue Code (IRC), restricts the amount that certain participants who are deemed highly compensated may contribute to the Plan, provided that it is AEPSC’s intent that the Plan include a “qualified automatic contribution arrangement” (as defined in Section 401(k)(13) of the IRC), such that only the after-tax contributions made by such highly compensated participants may be subject to such restrictions.

Notes Receivable from Participants

Participants generally may borrow from their plan accounts a minimum of $1,000 but no more than the lesser of $50,000 or 50% of their account balance. Loan terms range from 12 months to 60 months (or up to 180 months for certain residential loans), or any monthly increment in-between. Interest rates, fixed for the life of the loan, are calculated by adding 1% to the prime rate, as reported in the Wall Street Journal as of the first business day of the calendar month in which the loan is taken. Active employees repay principal and interest payments through payroll deductions.

Participant loans and the accrued interest are collateralized by the account balance, and upon default, the outstanding balance is subject to income taxes and possible tax penalty. No allowance for credit losses has been recorded at December 31, 2023 or 2022.

Participant Accounts

Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, the Company’s contributions and investment earnings and losses and charged with benefit payments and allocations of Plan expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Participants may transfer the value of their cumulative contributions, in any whole percentage or dollar amount, among investments, and change their investment elections on a daily basis. Participants may change their payroll contribution elections coinciding with the Company’s payroll periods.

Participants may make investments in 1% increments among various unitized funds established by the Plan including index funds, bond funds, growth funds, value funds, target date funds, and a stable value fund. The assets of each of the funds are held in the custody of the Trustee, and record-kept at the participant level by Empower Retirement. As the Plan owns the underlying assets of each of these funds, the financial statements present the underlying investments of these unitized funds. In the absence of a participant-directed investment, contributions are invested in a target date fund based on the participant's date of birth which corresponds to an estimated retirement date.

The AEP Stock Fund is an investment option in the Plan. Participants can elect to have dividends generated from their unitized holdings in the AEP Stock Fund paid out in cash, rather than automatically reinvested in the fund. The dividend payouts are made periodically (at least annually) and are treated as ordinary income to the participants for tax purposes.

In addition to the above, the Plan offers a self-directed brokerage account (SDB) option that allows participants to invest in retail mutual funds, exchange traded funds, equities traded on a national securities exchange (other than AEP Stock), preferred stock traded on a national securities exchange and fixed income securities (other than those issued by an affiliate of the Company).

Vesting and Distribution

Participants are immediately vested in their pretax, after-tax, Roth 401(k) and the Company contributions, including earnings thereon; provided that certain matching contributions made to participants of the AEP Energy, Inc. 401(k) Retirement Plan may be only partially vested in accordance with existing vesting positions of this plan. Excluding participants’ pretax and Roth 401(k) contributions, profit sharing contributions, and post-2008 Company matching contributions, all participants may make an unlimited number of withdrawals of their interest in the Plan at any time, including their pre-2009 Company matching contributions. Pretax, Roth 401(k) and profit sharing contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier upon hardship (as defined by the Plan), or following termination of employment. Post-2008 Company matching contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier following earlier termination of employment, but not upon hardship. Pursuant to the CARES Act, the Company changed the Plan to allow certain qualified participants impacted by COVID-19 to take withdrawals up to $100,000 between January 1, 2020 and December 30, 2020. These COVID-19 related distributions were not subject to the early withdrawal penalty, or to 20% federal tax withholding; but they were subject to a 10% federal tax withholding requirement, and participants have the option to spread the applicable income tax resulting from the COVID-19 related distribution over a 3 year period. Participant who obtained a COVID-19 related distribution may repay the distribution to an eligible retirement plan within the three-year period following the distribution to defer otherwise applicable taxation.

2. ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (GAAP).

Investment Valuation and Income Recognition

Participants direct the investment of their plan accounts among various investment options offered by the Plan. Investments in securities are reported at fair value while fully benefit-responsive investment contracts are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Purchases and sales of securities have been recorded on a trade-date basis. Net appreciation (depreciation) includes the Plan’s gains or losses on investments bought or sold as well as held throughout the year. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. These amounts are reinvested by the Trustee in the funds that generated such income with the exception of the AEP Stock Fund, which pays or reinvests dividends at the direction of each participant.

Notes Receivable from Participants

Notes Receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are not recorded as distributions until actually distributed based on the terms of the Plan document.

Administrative and Management Fees

Administrative and Management Fees incurred relating to Empower Retirement and BNYM during 2023 and 2022 totaled $715,367 and $2,527,828, respectively. The Plan directly pays for administrative, record keeping and management fees. Fees related to the administration of Notes Receivable from Participants are charged directly to the participant's account and are included in administrative fees. Investment related expenses are included in Investment Advisory and Management Fees.

Distributions to Participants

Distributions to participants are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets. The estimates and assumptions used are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from the estimates.

Fair Value Measurements of Assets

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). AEPSC’s staff independently monitors valuation policies and procedures and provides members of the Benefits Finance Committee (BFC) and its Investment Subcommittee (IC) various monthly and quarterly reports, regarding compliance with policies and procedures. As of December 31, 2023, the BFC consisted of AEPSC’s Chief Financial Officer and Executive Vice President – Portfolio Optimization, Treasurer, Executive Vice President - Chief Human Resources Officer, Senior Vice President -

Strategy and Transformation, Executive Vice President - General Counsel and Executive Vice President - Utilities. As of December 31, 2023, the IC consisted of AEPSC’s Treasurer, Director of Trusts and Investments, Vice President Finance and Treasury, and two Managing Directors of Corporate Finance.

The Plan utilizes its Trustee’s external pricing service to estimate the fair value of the underlying investments held in the Plan. The Plan’s investment managers review and validate the prices utilized by the Trustee to determine fair value. The Plan Administrator performs its own valuation testing to verify the fair values of the securities, in part by reviewing audit reports of the Trustee’s operating controls and valuation processes.

Assets in the Plan are classified using the following methods. Equities are classified as Level 1 holdings if they are actively traded on exchanges. Items classified as Level 1 are investments in equity securities, exchange traded funds, and registered investment companies. They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets. Level 2 investments consist of significant other observable inputs other than Level 1 prices, such as quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data. Investments with unobservable valuation inputs are classified as Level 3 investments. Investments classified as “Other” are valued using Net Asset Value (NAV) as a practical expedient. The practical expedient is not used when it is determined to be probable that the investments will sell for an amount different than the reported NAV. Items classified as Other are primarily common/collective trusts. These investments do not have a readily determinable fair value or they contain redemption restrictions which may include the right to suspend redemptions under certain circumstances. Redemption restrictions on common/collective trusts may also prevent certain investments from being redeemed at the reporting date for the underlying value. There are no unfunded commitments for investments in common/collective trusts.

3. PLAN TERMINATION

Although it has not expressed any intent to do so, AEPSC has the right to take such actions as will allow contributions to the Plan to be discontinued at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, affected participants would be made 100 percent vested in their accounts.

4. INVESTMENT CONTRACTS

The Plan's Managed Income Fund provides a stable value investment option that includes fully benefit-responsive synthetic investment wrap contracts which assure the book value of investments in that fund for Plan participants. The fund’s underlying assets, which are held in a trust, utilize wrap contracts issued by four financial institutions as of December 31, 2023 and 2022. The fund’s underlying investment or investments, usually a portfolio owned by the Plan, consist primarily of high quality, intermediate term fixed income securities and guaranteed investment contracts. The contracts provide that participants execute plan transactions at contract value. Contract value represents contributions made to the fund, plus credited interest, less participant withdrawals, without regard to changes in the fair value of the investments and securities underlying the fund. The rates for crediting interest are reset periodically based on market rates of other similar investments, the current yield of the underlying investments and the spread between the market value and contract value. The interest crediting rate cannot be less than 0%. Certain events initiated by the Plan Sponsor, such as a plan termination or a plan merger, would limit the ability of the Plan to administer participant-level transactions at contract value or may allow for the termination of the wrap contract at market value, rather than contract value.

The Plan Sponsor does not believe that any events that may limit the ability of the Plan to transact at contract value are probable as of December 31, 2023 or the date these financial statements are issued.

5. RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS

Certain transactions involving the Plan and its assets during 2023 and 2022 involved parties in interest with respect to the Plan, but those transactions were not prohibited transactions under ERISA because of the applicability of one or more exemptions. The exempt party-in-interest transactions involving the Plan included the following: (1) BNYM has acted as trustee and custodian under the Plan, while Mellon, an affiliate has acted as an investment manager in connection with the index funds held under the Plan's investment options and (2) Empower Trust Company, LLC has been acting as a trustee and custodian under the Plan, while its affiliates have acted as (a) the Plan’s record keeper and (b) investment advisor or investment manager for a number of plan participants with respect to the amounts held in their Plan accounts. Notes receivable from participants held by the Plan are also considered party-in-interest transactions. Certain investments within the self-directed brokerage account are considered party-in-interest transactions.

As of December 31, 2023 and 2022, the Plan held 3,349,383 and 3,303,820 shares, respectively, of common stock of American Electric Power Company, Inc., the parent company of the Plan Sponsor, with a cost basis of $196,757,008 and $185,079,875, respectively. During the year ended December 31, 2023, the Plan acquired 361,574 shares of that common stock with a fair value of $30,007,997 and disposed of 260,525 shares with a fair value of $15,107,083. During the year ended December 31, 2022, the Plan acquired 176,277 shares of that common stock with a fair value of $16,186,546 and disposed of 433,830 shares with a fair value of $23,595,217. During the years ended December 31, 2023 and 2022, the Plan recorded dividend income of $11,355,804 and $10,742,029, respectively, related to its investment in that common stock.

6. FAIR VALUE MEASUREMENTS

For a discussion of fair value accounting and the classification of assets within the fair value hierarchy, see the “Fair Value Measurements of Assets” section of Note 2.

Plan Assets within the Fair Value Hierarchy as of December 31, 2023

	Level 1	Level 2	Level 3	Other	Total
Equities
Corporate Stocks	$557,042,541	$—	$—	$—	$557,042,541
AEP Stock	272,036,887	—	—	—	272,036,887
Subtotal Equities	829,079,428	—	—	—	829,079,428

Common/Collective Trusts
Mellon Capital Small Cap Stock Index Fund (a)	—	—	—	179,341,271	179,341,271
Mellon Capital Mid Cap Stock Index Fund (a)	—	—	—	456,261,518	456,261,518
Mellon Capital Stock Index Fund (a)	—	—	—	1,298,414,738	1,298,414,738
Mellon Capital International Stock Index Fund (a)	—	—	—	704,972,081	704,972,081
Mellon Capital Aggregate Bond Index Fund (a)	—	—	—	521,308,895	521,308,895
Mellon Capital Treasury Inflation-Protected Securities Fund (a)	—	—	—	24,749,151	24,749,151
JPMorgan Strategic Property Fund (a)	—	—	—	68,468,634	68,468,634
Mellon Capital Emerging Markets Stock Index Fund (a)	—	—	—	60,252,437	60,252,437
Columbia Trust Focused Large Cap Growth Fund (a)	—	—	—	195,092,837	195,092,837
Sands Capital International Growth CIT (a)	—	—	—	25,623,845	25,623,845
MetWest Total Return Bond Fund (a)	—	—	—	65,185,142	65,185,142
Subtotal Common/Collective Trusts	—	—	—	3,599,670,549	3,599,670,549

Self-Directed Brokerage Account (a)	86,302,881	—	—	15,361,054	101,663,935
Registered Investment Companies	24,523,069	—	—	—	24,523,069
Money Market Fund	47,714,108	—	—	—	47,714,108

Total Assets Reflecting Investments at Fair Value	$987,619,486	$—	$—	$3,615,031,603	$4,602,651,089

(a)Amounts in “Other” column represent investments for which fair value is measured using net asset value per share as practical expedient.

Plan Assets within the Fair Value Hierarchy as of December 31, 2022

	Level 1	Level 2	Level 3	Other	Total
Equities
Corporate Stocks	$475,488,575	$—	$—	$—	$475,488,575
AEP Stock	313,697,709	—	—	—	313,697,709
Subtotal Equities	789,186,284	—	—	—	789,186,284

Common/Collective Trusts
Mellon Capital Small Cap Stock Index Fund (a)	—	—	—	167,745,036	167,745,036
Mellon Capital Mid Cap Stock Index Fund (a)	—	—	—	403,045,496	403,045,496
Mellon Capital Stock Index Fund (a)	—	—	—	1,061,529,248	1,061,529,248
Mellon Capital International Stock Index Fund (a)	—	—	—	601,606,626	601,606,626
Mellon Capital Aggregate Bond Index Fund (a)	—	—	—	482,226,262	482,226,262
Mellon Capital Treasury Inflation-Protected Securities Fund (a)	—	—	—	22,717,366	22,717,366
JPMorgan Strategic Property Fund (a)	—	—	—	81,680,531	81,680,531
Mellon Capital Emerging Markets Stock Index Fund (a)	—	—	—	50,083,740	50,083,740
Columbia Trust Focused Large Cap Growth Fund (a)	—	—	—	144,994,815	144,994,815
Sands Capital International Growth CIT (a)	—	—	—	21,757,463	21,757,463
MetWest Total Return Bond Fund (a)	—	—	—	59,878,499	59,878,499
Subtotal Common/Collective Trusts	—	—	—	3,097,265,082	3,097,265,082

Self-Directed Brokerage Account (a)	63,270,334	—	—	17,577,113	80,847,447
Registered Investment Companies	22,378,370	—	—	—	22,378,370
Money Market Fund	43,307,804	—	—	—	43,307,804
Accrued Items and Unsettled Trades (a)	(1,171,915)	—	—	(3,597,836)	(4,769,751)

Total Assets Reflecting Investments at Fair Value	$916,970,877	$—	$—	$3,111,244,359	$4,028,215,236

(a)Amounts in “Other” column represent investments for which fair value is measured using net asset value per share.

The following tables set forth a summary of the Plan's investments measured at Net Asset Value as a practical expedient as of December 31, 2023 and 2022:

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2023

Common/Collective Trusts	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
Mellon Capital Small Cap Stock Index Fund	$179,341,271	Daily	Trade Date + 1
Mellon Capital Mid Cap Stock Index Fund	456,261,518	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	1,298,414,738	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	704,972,081	Daily	Trade Date + 1
Mellon Capital Aggregate Bond Index Fund	521,308,895	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	24,749,151	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	68,468,634	Quarterly	30 Days
Mellon Capital Emerging Markets Stock Index Fund	60,252,437	Daily	Trade Date + 1
Columbia Trust Focused Large Cap Growth Fund	195,092,837	Daily	Trade Date + 1
Sands Capital International Growth CIT	25,623,845	Daily	Trade Date + 1
MetWest Total Return Bond Fund	65,185,142	Daily	Trade Date + 1
Self-Directed Brokerage Account	15,361,054	Daily	Trade Date + 1
Total Assets	$3,615,031,603

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2022

Common/Collective Trusts	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
Mellon Capital Small Cap Stock Index Fund	$167,745,036	Daily	Trade Date + 1
Mellon Capital Mid Cap Stock Index Fund	403,045,496	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	1,061,529,248	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	601,606,626	Daily	Trade Date + 1
Mellon Capital Aggregate Bond Index Fund	482,226,262	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	22,717,366	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	81,680,531	Quarterly	30 Days
Mellon Capital Emerging Markets Stock Index Fund	50,083,740	Daily	Trade Date + 1
Columbia Trust Focused Large Cap Growth Fund	144,994,815	Daily	Trade Date + 1
Sands Capital International Growth CIT	21,757,463	Daily	Trade Date + 1
MetWest Total Return Bond Fund	59,878,499	Daily	Trade Date + 1
Self-Directed Brokerage Account	17,577,113	Daily	Trade Date + 1
Total Assets	$3,114,842,195

It is the Plan’s policy to record transfers in and transfers out of each level at the end of each reporting period. There have been no transfers between Level 1, Level 2, and Level 3 during the years ended December 31, 2023 and 2022.

7. RISK AND UNCERTAINTIES

The Plan invests in various investment instruments, and investment securities are exposed to various risks, such as interest rate, credit and market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the financial statements.

8. FEDERAL INCOME TAX

The IRS has issued a favorable determination letter dated December 8, 2017 with respect to the Plan. A favorable determination letter indicates that, in the opinion of the IRS, the terms of the Plan meets the requirements of Section 401(a) of the IRC, and thereby recognizes the exempt status of the Plan’s trust pursuant to Section 501(a) of the IRC.

The Plan has been amended subsequent to the issuance of that IRS determination letter. Plan management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan’s trust continues to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

The Plan Administrator is required to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more than likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2023, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

9. SUBSEQUENT EVENTS

The Plan evaluated subsequent events from December 31, 2023 through June 26, 2024, the date these financial statements were available to be issued. The Plan is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

10. RECONCILIATION OF FINANCIAL STATEMENTS TO THE FORM 5500

The following tables are reconciliations of participant loans and net assets available for benefits per the financial statements to the Form 5500.

	January 1,
Participant Loans - Schedule H, Part I, Line 1c(8), Column (a)	2023	2022
Beginning Balance per Financial Statements	$57,284,187	$55,361,807
Less: Loans Deemed Distributed with No Post-Default Payments	(5,717,136)	(5,728,244)
Beginning Balance Reported on Form 5500	$51,567,051	$49,633,563

	December 31,
Participant Loans - Schedule H, Part I, Line 1c(8), Column (b)	2023	2022
Ending Balance per Financial Statements	$62,856,728	$57,284,187
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(5,988,759)	(5,717,136)
Balance Reported on Form 5500	$56,867,969	$51,567,051

	January 1,
Net Assets - Schedule H, Part I, Line 1l, Column (a)	2023	2022
Beginning Balance per Financial Statements	$4,717,952,512	$5,730,527,651
Less: Loans Deemed Distributed with No Post-Default Payments	(5,717,136)	(5,728,244)
Beginning Balance Reported on Form 5500	$4,712,235,376	$5,724,799,407

	December 31,
Net Assets - Schedule H, Part I, Line 1l, Column (b)	2023	2022
Ending Balance per Financial Statements	$5,198,721,680	$4,717,952,512
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(5,988,759)	(5,717,136)
Balance Reported on Form 5500	$5,192,732,921	$4,712,235,376

	December 31,
Increase (Decrease) in Net Assets - Schedule H, Part II, Line 2k	2023	2022
Per Financial Statements	$480,769,168	$(1,012,575,139)
Less: Loans Deemed Distributed	(271,623)	11,108
Reported on Form 5500	$480,497,545	$(1,012,564,031)

AEP RETIREMENT SAVINGS 401(K) PLAN
PLAN #002 EIN #13-4922641
SCHEDULE H, LINE 4I - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2023

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(e) Current Value

	MANAGED INCOME FUND

	MONEY MARKET FUND
	JP MORGAN US GOVERNMENT MONEY MARKET		$13,143,536
	TOTAL MONEY MARKET FUND		$13,143,536

	U.S. GOVERNMENT SECURITIES
	CES MU2 LLC	FIXED, 05/13/2027, 1.994, $550,010.43	$526,011
	EXIM Bank of the United States	FIXED, 06/30/2027, 2.415, $580,458.88	550,907
	EXIM Bank of the United States	FIXED, 11/16/2024, 1.581, $182,652.17	179,633
	Fannie Mae Pool	FIXED, 01/01/2026, 3.1, $880,000.00	855,926
	Fannie Mae Pool	FIXED, 01/01/2026, 3.58, $1,340,000.00	1,316,879
	Fannie Mae Pool	FIXED, 01/01/2028, 2.5, $130,779.92	126,044
	Fannie Mae Pool	FIXED, 01/01/2029, 5.09, $530,000.00	550,433
	Fannie Mae Pool	FIXED, 01/01/2035, 2.5, $298,355.56	277,937
	Fannie Mae Pool	FIXED, 01/01/2041, 4, $55,352.40	54,781
	Fannie Mae Pool	FIXED, 01/01/2046, 3.5, $788,292.27	742,372
	Fannie Mae Pool	FIXED, 01/01/2051, 4.5, $1,267,576.22	1,256,455
	Fannie Mae Pool	FIXED, 01/01/2052, 2, $440,939.39	364,072
	Fannie Mae Pool	FIXED, 01/01/2052, 2.5, $1,393,777.65	1,196,720
	Fannie Mae Pool	FIXED, 01/01/2052, 2.5, $2,327,737.62	2,009,897
	Fannie Mae Pool	FIXED, 01/01/2052, 2.5, $2,445,533.58	2,107,701
	Fannie Mae Pool	FIXED, 02/01/2031, 3, $409,392.86	394,369
	Fannie Mae Pool	FIXED, 02/01/2035, 2.5, $113,740.10	105,844
	Fannie Mae Pool	FIXED, 02/01/2035, 2.5, $56,184.67	52,339
	Fannie Mae Pool	FIXED, 02/01/2035, 2.5, $58,460.46	54,459
	Fannie Mae Pool	FIXED, 02/01/2035, 2.5, $71,803.23	66,711
	Fannie Mae Pool	FIXED, 02/01/2047, 3.5, $65,699.22	61,582
	Fannie Mae Pool	FIXED, 02/01/2052, 2, $1,494,848.69	1,241,875
	Fannie Mae Pool	FIXED, 02/01/2057, 4, $443,411.44	422,070

Fannie Mae Pool	FIXED, 03/01/2025, 5, $56,166.09	56,722
Fannie Mae Pool	FIXED, 03/01/2028, 4.79, $1,950,000.00	1,972,633
Fannie Mae Pool	FIXED, 03/01/2049, 4, $670,566.59	647,312
Fannie Mae Pool	FIXED, 04/01/2028, 4.02, $550,000.00	544,169
Fannie Mae Pool	FIXED, 04/01/2029, 2.27, $540,000.00	488,207
Fannie Mae Pool	FIXED, 04/01/2041, 4, $415,173.94	410,884
Fannie Mae Pool	FIXED, 04/01/2047, 3, $513,691.19	468,241
Fannie Mae Pool	FIXED, 04/01/2048, 4, $63,205.02	61,190
Fannie Mae Pool	FIXED, 05/01/2026, 3.23, $1,080,885.37	1,051,410
Fannie Mae Pool	FIXED, 05/01/2027, 3, $19,689.30	19,179
Fannie Mae Pool	FIXED, 05/01/2052, 3, $745,815.42	666,364
Fannie Mae Pool	FIXED, 05/01/2052, 3.5, $1,027,805.82	959,094
Fannie Mae Pool	FIXED, 06/01/2025, 3.58, $384,689.82	378,435
Fannie Mae Pool	FIXED, 06/01/2026, 4, $156,564.00	154,970
Fannie Mae Pool	FIXED, 06/01/2047, 4, $382,604.22	371,969
Fannie Mae Pool	FIXED, 06/01/2052, 3.5, $2,366,489.06	2,208,274
Fannie Mae Pool	FIXED, 06/01/2056, 4.5, $278,910.79	273,355
Fannie Mae Pool	FIXED, 06/01/2056, 4.5, $372,726.23	365,302
Fannie Mae Pool	FIXED, 06/01/2056, 4.5, $569,680.49	563,266
Fannie Mae Pool	FIXED, 07/01/2026, 3.21, $1,203,595.90	1,167,286
Fannie Mae Pool	FIXED, 07/01/2046, 3.5, $302,936.21	285,286
Fannie Mae Pool	FIXED, 07/01/2047, 3.5, $601,273.46	563,597
Fannie Mae Pool	FIXED, 07/01/2052, 4, $1,992,614.13	1,901,630
Fannie Mae Pool	FIXED, 07/01/2052, 4, $2,000,287.70	1,908,945
Fannie Mae Pool	FIXED, 07/01/2056, 4, $228,946.66	217,929
Fannie Mae Pool	FIXED, 07/01/2056, 4, $996,526.86	949,804
Fannie Mae Pool	FIXED, 08/01/2046, 4, $270,765.55	264,628
Fannie Mae Pool	FIXED, 08/01/2047, 3.5, $535,321.58	504,140
Fannie Mae Pool	FIXED, 08/01/2048, 4.5, $251,612.46	249,094
Fannie Mae Pool	FIXED, 08/01/2056, 3.5, $481,184.18	438,468
Fannie Mae Pool	FIXED, 08/01/2056, 5, $1,068,101.61	1,072,582
Fannie Mae Pool	FIXED, 08/01/2056, 5, $805,453.67	808,832
Fannie Mae Pool	FIXED, 09/01/2049, 3, $191,074.68	171,994

Fannie Mae Pool	FIXED, 09/01/2060, 3, $1,130,114.44	999,269
Fannie Mae Pool	FIXED, 10/01/2027, 3, $45,569.35	44,286
Fannie Mae Pool	FIXED, 10/01/2028, 4.92, $1,060,000.00	1,090,393
Fannie Mae Pool	FIXED, 10/01/2028, 5.38, $920,000.00	961,899
Fannie Mae Pool	FIXED, 10/01/2030, 2.85, $1,005,000.00	910,893
Fannie Mae Pool	FIXED, 10/01/2047, 4, $683,362.33	661,289
Fannie Mae Pool	FIXED, 10/01/2052, 4.5, $1,177,030.55	1,154,349
Fannie Mae Pool	FIXED, 10/01/2052, 5, $2,683,440.47	2,696,057
Fannie Mae Pool	FIXED, 11/01/2025, 4, $19,686.58	19,388
Fannie Mae Pool	FIXED, 11/01/2028, 1.39, $500,000.00	434,962
Fannie Mae Pool	FIXED, 11/01/2028, 1.39, $820,000.00	713,338
Fannie Mae Pool	FIXED, 11/01/2040, 4, $321,907.22	318,580
Fannie Mae Pool	FIXED, 11/01/2045, 3.5, $930,059.81	875,522
Fannie Mae Pool	FIXED, 11/01/2046, 3.5, $415,474.78	390,329
Fannie Mae Pool	FIXED, 11/01/2048, 4.5, $848,385.32	840,417
Fannie Mae Pool	FIXED, 12/01/2028, 5.18, $280,000.00	291,962
Fannie Mae Pool	FIXED, 12/01/2028, 5.33, $640,000.00	670,669
Fannie Mae Pool	FIXED, 12/01/2031, 3.5, $482,941.83	468,126
Fannie Mae Pool	FIXED, 12/01/2031, 3.5, $758,908.59	735,627
Fannie Mae Pool	FIXED, 12/01/2049, 3, $437,973.17	393,966
Fannie Mae Pool	FIXED, 12/01/2050, 2.5, $2,910,471.98	2,503,702
Fannie Mae Pool	FIXED, 12/01/2050, 2.5, $4,292,151.14	3,692,273
Fannie Mae Pool	FIXED, 12/01/2051, 2, $1,824,347.35	1,515,986
Fannie Mae Pool	FIXED, 12/01/2051, 2, $3,285,049.19	2,729,119
Fannie Mae Pool	FIXED, 12/01/2051, 2, $355,028.74	293,609
Fannie Mae Pool	FIXED, 12/01/2051, 2, $663,042.76	547,445
Fannie Mae Pool	FIXED, 12/01/2051, 2, $823,485.74	680,985
Fannie Mae Pool	FIXED, 12/01/2051, 2, $869,957.17	718,308
Fannie Mae Pool	FIXED, 12/01/2051, 2, $877,221.68	728,772
Fannie Mae Pool	FIXED, 12/01/2051, 2.5, $483,205.14	414,893
Fannie Mae Pool	FLOATING, 02/01/2030, 6.095, $470,000.00	468,772
Fannie Mae Pool	FLOATING, 03/01/2044, 4.077, $95,918.08	97,632
Fannie Mae Pool	FLOATING, 04/01/2048, 3.367, $126,697.83	125,346

Fannie Mae Pool	FLOATING, 05/01/2047, 2.829, $575,022.13	583,887
Fannie Mae Pool	FLOATING, 05/01/2052, 3.072, $739,382.80	693,714
Fannie Mae Pool	FLOATING, 06/01/2045, 5.21, $60,395.52	61,935
Fannie Mae Pool	FLOATING, 06/01/2047, 3.008, $557,958.69	563,926
Fannie Mae Pool	FLOATING, 06/01/2047, 3.073, $380,721.07	385,305
Fannie Mae Pool	FLOATING, 06/01/2052, 2.473, $575,169.90	527,409
Fannie Mae Pool	FLOATING, 06/01/2052, 2.601, $621,519.85	572,942
Fannie Mae Pool	FLOATING, 06/01/2052, 3.805, $722,746.58	694,648
Fannie Mae Pool	FLOATING, 06/01/2053, 5.141, $1,106,237.80	1,109,597
Fannie Mae Pool	FLOATING, 07/01/2042, 6.138, $150,412.35	154,760
Fannie Mae Pool	FLOATING, 07/01/2045, 5.866, $265,926.69	273,244
Fannie Mae Pool	FLOATING, 07/01/2052, 3.611, $347,861.42	332,177
Fannie Mae Pool	FLOATING, 07/01/2052, 3.864, $949,844.86	914,764
Fannie Mae Pool	FLOATING, 08/01/2042, 7.177, $62,290.75	64,341
Fannie Mae Pool	FLOATING, 08/01/2052, 4.104, $522,448.59	507,593
Fannie Mae Pool	FLOATING, 08/01/2052, 4.534, $392,577.23	386,312
Fannie Mae Pool	FLOATING, 09/01/2027, 5.87, $1,091,395.42	1,090,240
Fannie Mae Pool	FLOATING, 09/01/2047, 2.681, $19,044.89	19,064
Fannie Mae Pool	FLOATING, 09/01/2047, 2.862, $10,061.51	10,017
Fannie Mae Pool	FLOATING, 09/01/2052, 3.483, $755,598.93	720,662
Fannie Mae Pool	FLOATING, 10/01/2028, 5.895, $635,000.00	634,629
Fannie Mae Pool	FLOATING, 10/01/2047, 2.845, $13,140.98	13,030
Fannie Mae Pool	FLOATING, 10/01/2052, 4.564, $533,359.54	526,009
Fannie Mae Pool	FLOATING, 11/01/2052, 5.118, $965,837.30	970,586
Fannie Mae Pool	FLOATING, 12/01/2052, 4.821, $427,459.61	425,164
Fannie Mae Pool	FLOATING, 12/01/2052, 5.312, $609,631.72	616,285
Fannie Mae Pool	VARIABLE, 11/01/2026, 3.284, $533,939.65	520,388
Freddie Mac Gold Pool	FIXED, 01/01/2028, 2.5, $135,689.02	129,173
Freddie Mac Gold Pool	FIXED, 01/01/2048, 3.5, $322,083.40	303,668
Freddie Mac Gold Pool	FIXED, 01/01/2048, 4, $153,921.38	149,299
Freddie Mac Gold Pool	FIXED, 02/01/2025, 5, $14,339.60	14,497
Freddie Mac Gold Pool	FIXED, 02/01/2047, 3.5, $351,247.88	331,234
Freddie Mac Gold Pool	FIXED, 03/01/2048, 3.5, $661,090.49	621,718

Freddie Mac Gold Pool	FIXED, 04/01/2047, 3.5, $1,335,954.13	1,260,931
Freddie Mac Gold Pool	FIXED, 05/01/2049, 3.5, $252,682.72	236,793
Freddie Mac Gold Pool	FIXED, 05/01/2049, 3.5, $511,753.13	479,042
Freddie Mac Gold Pool	FIXED, 06/01/2025, 4.5, $38,600.51	38,579
Freddie Mac Gold Pool	FIXED, 06/01/2048, 4, $948,735.88	919,756
Freddie Mac Gold Pool	FIXED, 07/01/2026, 4, $77,845.45	76,823
Freddie Mac Gold Pool	FIXED, 08/01/2046, 3.5, $933,198.15	880,799
Freddie Mac Gold Pool	FIXED, 08/01/2048, 4.5, $561,803.52	557,206
Freddie Mac Gold Pool	FIXED, 09/01/2047, 4, $375,252.83	361,894
Freddie Mac Gold Pool	FIXED, 09/01/2047, 4, $607,387.94	588,709
Freddie Mac Gold Pool	FIXED, 10/01/2045, 3.5, $123,122.45	116,127
Freddie Mac Gold Pool	FIXED, 10/01/2047, 4, $417,592.32	404,448
Freddie Mac Gold Pool	FIXED, 11/01/2048, 4.5, $376,453.16	373,513
Freddie Mac Gold Pool	FIXED, 11/01/2048, 4.5, $638,847.74	634,016
Freddie Mac Gold Pool	FIXED, 12/01/2047, 3.5, $273,450.07	258,092
Freddie Mac Multifam Struct PT Cert	VARIABLE, 01/25/2046, 5.17239, $39,318.06	39,230
Freddie Mac Multifamily Structured PT Cert	FIXED, 09/25/2028, 4.85, $1,100,000.00	1,124,567
Freddie Mac Multifamily Structured PT Cert	FIXED, 10/25/2028, 4.86, $370,000.00	379,592
Freddie Mac Multifamily Structured PT Cert	VARIABLE, 08/25/2028, 4.74, $375,000.00	382,002
Freddie Mac Multifamily Structured PT Certificates	FLOATING, 10/25/2027, 5.80522, $1,383,522.32	1,378,266
Freddie Mac Multifamily Structured PT Certificates	VARIABLE, 05/25/2051, 1.24161, $879,865.21	820,127
Freddie Mac Multifamily Structured PT Certificates	VARIABLE, 09/25/2027, 3.187, $1,100,000.00	1,058,926
Freddie Mac Non Gold Pool	FLOATING, 05/01/2047, 2.547, $340,262.72	341,265
Freddie Mac Non Gold Pool	FLOATING, 05/01/2047, 3.001, $197,558.36	196,444
Freddie Mac Non Gold Pool	FLOATING, 06/01/2052, 3.945, $931,191.61	895,999
Freddie Mac Non Gold Pool	FLOATING, 06/01/2052, 4.286, $653,668.77	636,242
Freddie Mac Non Gold Pool	FLOATING, 07/01/2052, 3.453, $549,506.15	520,886
Freddie Mac Non Gold Pool	FLOATING, 07/01/2052, 4.231, $635,879.74	617,599
Freddie Mac Non Gold Pool	FLOATING, 08/01/2045, 5.762, $273,347.66	279,817
Freddie Mac Non Gold Pool	FLOATING, 08/01/2045, 6.201, $146,380.61	149,543
Freddie Mac Non Gold Pool	FLOATING, 08/01/2047, 2.92, $62,594.33	62,683
Freddie Mac Non Gold Pool	FLOATING, 08/01/2048, 3.571, $145,770.77	142,622
Freddie Mac Non Gold Pool	FLOATING, 08/01/2052, 4.008, $684,768.65	661,074

Freddie Mac Non Gold Pool	FLOATING, 09/01/2046, 7.276, $79,098.40	81,381
Freddie Mac Non Gold Pool	FLOATING, 09/01/2047, 3.112, $283,581.94	283,208
Freddie Mac Non Gold Pool	FLOATING, 09/01/2052, 4.053, $1,117,524.90	1,080,631
Freddie Mac Non Gold Pool	FLOATING, 09/01/2052, 4.149, $350,097.72	339,431
Freddie Mac Non Gold Pool	FLOATING, 09/01/2052, 4.666, $352,202.64	347,010
Freddie Mac Non Gold Pool	FLOATING, 10/01/2043, 5.85, $79,760.74	81,472
Freddie Mac Non Gold Pool	FLOATING, 10/01/2052, 4.294, $472,076.65	460,018
Freddie Mac Non Gold Pool	FLOATING, 11/01/2052, 4.562, $379,237.80	372,831
Freddie Mac Non Gold Pool	FLOATING, 12/01/2052, 4.862, $555,087.58	551,267
Freddie Mac Pool	FIXED, 01/01/2035, 2.5, $187,143.60	174,335
Freddie Mac Pool	FIXED, 01/01/2035, 2.5, $270,350.88	251,848
Freddie Mac Pool	FIXED, 01/01/2050, 3, $1,575,013.29	1,417,049
Freddie Mac Pool	FIXED, 01/01/2052, 2, $7,090,458.93	5,896,452
Freddie Mac Pool	FIXED, 01/01/2052, 2.5, $1,376,675.82	1,186,502
Freddie Mac Pool	FIXED, 02/01/2035, 2.5, $90,870.43	84,359
Freddie Mac Pool	FIXED, 02/01/2052, 2.5, $1,602,516.01	1,381,419
Freddie Mac Pool	FIXED, 02/01/2052, 3, $1,543,255.14	1,379,389
Freddie Mac Pool	FIXED, 03/01/2052, 3, $1,570,984.01	1,403,583
Freddie Mac Pool	FIXED, 04/01/2050, 3, $718,760.63	649,940
Freddie Mac Pool	FIXED, 08/01/2049, 3.5, $206,566.57	192,811
Freddie Mac Pool	FIXED, 09/01/2049, 3, $131,119.33	118,009
Freddie Mac Pool	FIXED, 09/01/2051, 2.5, $441,195.05	381,139
Freddie Mac Pool	FIXED, 11/01/2049, 3, $2,739,543.31	2,466,490
Freddie Mac Pool	FIXED, 11/01/2051, 2.5, $593,571.38	511,754
Freddie Mac Pool	FIXED, 11/01/2051, 2.5, $986,119.39	846,899
Freddie Mac Pool	FIXED, 12/01/2051, 2, $1,031,850.49	851,858
Freddie Mac Pool	FIXED, 12/01/2051, 2, $1,078,693.59	891,929
Freddie Mac Pool	FIXED, 12/01/2051, 2, $621,302.26	516,286
Freddie Mac Pool	FIXED, 12/01/2051, 2, $723,912.90	598,574
Freddie Mac Pool	FIXED, 12/01/2051, 2, $880,370.99	727,005
Freddie Mac Pool	FIXED, 12/01/2051, 2.5, $3,003,266.08	2,592,168
Freddie Mac Pool	FIXED, 12/01/2051, 2.5, $580,097.45	498,143
GNMA	FIXED, 05/20/2040, 4.5, $23,638.27	23,500

GNMA	FLOATING, 10/20/2065, 6.08719, $783,979.40	779,210
GNMA	FLOATING, 12/20/2066, 6.43719, $1,352,954.75	1,352,734
Government National Mortgage Association	FLOATING, 01/20/2069, 6.15719, $873,191.49	858,481
MSN 41079 and 41084 Ltd	FIXED, 07/13/2024, 1.717, $114,174.61	113,182
Petroleos Mexicanos	FIXED, 02/15/2024, 2.83, $108,750.00	109,535
Petroleos Mexicanos	FIXED, 04/15/2025, 2.378, $150,000.00	289,557
Petroleos Mexicanos	FLOATING, 02/15/2024, 6.07133, $33,750.00	67,848
Phoenix 2012 LLC	FIXED, 07/03/2024, 1.607, $137,103.79	135,706
Rimon LLC	FIXED, 06/25/2026, 2.623, $405,796.65	391,334
SBA Small Business Investment Cos	FIXED, 03/10/2024, 3.191, $133,105.13	267,715
SBA Small Business Investment Cos	FIXED, 03/10/2025, 2.517, $113,329.74	109,194
SBA Small Business Investment Cos	FIXED, 03/10/2026, 2.507, $1,017,901.99	981,722
SBA Small Business Investment Cos	FIXED, 03/10/2029, 3.113, $847,574.94	807,560
SBA Small Business Investment Cos	FIXED, 03/10/2030, 2.078, $1,064,695.11	972,784
SBA Small Business Investment Cos	FIXED, 03/10/2031, 1.667, $691,844.39	604,008
SBA Small Business Investment Cos	FIXED, 03/10/2032, 2.938, $2,493,706.67	2,294,954
SBA Small Business Investment Cos	FIXED, 03/10/2033, 5.168, $2,189,027.78	2,235,102
SBA Small Business Investment Cos	FIXED, 09/10/2025, 2.829, $176,718.52	172,455
SBA Small Business Investment Cos	FIXED, 09/10/2027, 2.518, $333,468.87	316,380
SBA Small Business Investment Cos	FIXED, 09/10/2028, 3.548, $538,857.05	520,277
SBA Small Business Investment Cos	FIXED, 09/10/2031, 1.304, $1,266,799.02	1,073,356
SBA Small Business Investment Cos	FIXED, 09/10/2033, 5.688, $3,230,000.00	3,414,294
Seasoned Credit Risk Transfer Trust	FIXED, 09/25/2060, 2.5, $493,125.23	444,361
Seasoned Credit Risk Transfer Trust 2017-4	STEP, 06/25/2057, 3.25, $1,909,208.40	1,687,699
Seasoned Credit Risk Transfer Trust Series 2017-3	FIXED, 07/25/2056, 3, $1,387,019.75	1,192,030
Seasoned Credit Risk Transfer Trust Series 2018-2	FIXED, 11/25/2057, 3.5, $138,094.77	131,581
Seasoned Credit Risk Transfer Trust Series 2018-3	VARIABLE, 08/25/2057, 3.5, $113,455.66	107,515
Seasoned Credit Risk Transfer Trust Series 2019-1	FIXED, 07/25/2058, 4, $452,210.73	421,896
Seasoned Credit Risk Transfer Trust Series 2019-2	FIXED, 08/25/2058, 4, $525,898.24	493,348
Seasoned Credit Risk Transfer Trust Series 2019-3	FIXED, 10/25/2058, 4, $320,064.57	298,591
Seasoned Credit Risk Transfer Trust Series 2020-2	FIXED, 11/25/2059, 2, $1,072,656.51	851,627
Seasoned Credit Risk Transfer Trust Series 2020-2	FIXED, 11/25/2059, 2.5, $488,256.09	429,097
Seasoned Credit Risk Transfer Trust Series 2020-3	FIXED, 05/25/2060, 2.5, $212,421.09	186,214

Seasoned Credit Risk Transfer Trust Series 2020-3	FIXED, 05/25/2060, 2.5, $247,983.25	225,047
Seasoned Credit Risk Transfer Trust Series 2020-3	FIXED, 05/25/2060, 2.5, $5,130,590.35	4,213,530
Seasoned Credit Risk Transfer Trust Series 2022-1	FIXED, 11/25/2061, 3.25, $2,649,705.85	2,306,297
United States Int Dev Finance Corp	ZERO COUPON, 10/22/2025, 0, $615,000.00	662,377
United States Small Business Administration	FIXED, 01/01/2048, 4.91, $815,340.03	840,398
United States Small Business Administration	FIXED, 02/01/2030, 4.14, $127,217.67	252,089
United States Small Business Administration	FIXED, 02/01/2048, 4.61, $4,343,923.13	4,344,320
United States Small Business Administration	FIXED, 03/01/2048, 4.93, $1,813,185.71	1,859,136
United States Small Business Administration	FIXED, 06/01/2037, 2.81, $271,680.16	249,532
United States Small Business Administration	FIXED, 06/01/2038, 3.6, $335,458.70	316,119
United States Small Business Administration	FIXED, 06/01/2047, 4.01, $1,953,641.00	1,851,570
United States Small Business Administration	FIXED, 06/01/2048, 4.93, $648,681.87	652,819
United States Small Business Administration	FIXED, 07/01/2037, 2.98, $217,286.78	204,595
United States Small Business Administration	FIXED, 07/01/2038, 3.54, $478,862.36	458,753
United States Small Business Administration	FIXED, 08/01/2047, 3.8, $435,522.93	415,525
United States Small Business Administration	FIXED, 11/01/2032, 2.09, $152,024.78	139,415
United States Small Business Administration	FIXED, 11/01/2047, 5.13, $801,854.75	821,270
United States Small Business Administration	FIXED, 12/01/2047, 4.71, $1,295,408.15	1,296,446
United States Small Business Administration	FIXED, 12/01/2048, 5.28, $1,770,000.00	1,827,837
United States Treasury Note/Bond	FIXED, 02/15/2032, 1.875, $1,104,000.00	958,725
United States Treasury Note/Bond	FIXED, 02/15/2033, 3.5, $2,340,000.00	2,304,575
United States Treasury Note/Bond	FIXED, 05/15/2033, 3.375, $95,000.00	91,777
United States Treasury Note/Bond	FIXED, 06/15/2026, 4.125, $5,530,000.00	5,541,242
United States Treasury Note/Bond	FIXED, 07/15/2026, 4.5, $2,450,000.00	2,524,568
United States Treasury Note/Bond	FIXED, 07/31/2026, 1.875, $3,582,000.00	3,417,853
United States Treasury Note/Bond	FIXED, 08/15/2026, 4.375, $3,305,000.00	3,383,111
United States Treasury Note/Bond	FIXED, 08/15/2032, 2.75, $925,000.00	858,332
United States Treasury Note/Bond	FIXED, 08/31/2025, 5, $2,760,000.00	2,832,507
United States Treasury Note/Bond	FIXED, 08/31/2028, 4.375, $5,135,000.00	5,325,651
United States Treasury Note/Bond	FIXED, 09/15/2026, 4.625, $3,395,000.00	3,490,259
United States Treasury Note/Bond	FIXED, 10/31/2028, 4.875, $1,410,000.00	1,484,938
United States Treasury Note/Bond	FIXED, 10/31/2029, 4, $1,650,000.00	1,670,973
United States Treasury Note/Bond	FIXED, 11/15/2026, 4.625, $2,360,000.00	2,412,444

United States Treasury Note/Bond	FIXED, 11/15/2032, 4.125, $706,000.00	722,749
United States Treasury Note/Bond	FIXED, 11/15/2033, 4.5, $1,460,000.00	1,544,449
United States Treasury Note/Bond	FIXED, 11/30/2028, 4.375, $2,790,000.00	2,868,461
United States Treasury Note/Bond	FIXED, 11/30/2028, 4.375, $575,000.00	591,170
United States Treasury Note/Bond	FIXED, 12/15/2026, 4.375, $6,485,000.00	6,564,546
United States Treasury Note/Bond	FIXED, 12/31/2028, 3.75, $1,165,000.00	1,161,053
TOTAL U.S. GOVERNMENT SECURITIES		$223,100,695

CORPORATE DEBT INSTRUMENTS - PREFERRED
Abilene Independent School District	FIXED, 02/15/2024, 5%, $500,000.00	$509,549
Advocate Health & Hospitals Corp	FIXED, 08/15/2028, 3.829%, $325,000.00	320,847
Alabama Federal Aid Highway Finance Authority	FIXED, 09/01/2032, 2.156%, $445,000.00	369,954
American Express Co	FIXED, 03/04/2027, 2.55%, $170,000.00	160,755
American Express Co	VARIABLE, 05/01/2026, 4.99%, $170,000.00	170,952
American Express Co	VARIABLE, 07/27/2029, 5.282%, $380,000.00	396,803
American Express Co	VARIABLE, 07/28/2027, 5.389%, $480,000.00	496,771
American Express Co	VARIABLE, 10/30/2026, 6.338%, $100,000.00	103,061
American Express Co	VARIABLE, 10/30/2031, 6.489%, $50,000.00	54,850
Ascension Health	FIXED, 11/15/2029, 2.532%, $672,000.00	602,770
Astrazeneca Finance LLC	FIXED, 05/28/2024, 0.7%, $260,000.00	255,135
Bank of America Corp	VARIABLE, 03/11/2027, 1.658%, $610,000.00	567,564
Bank of America Corp	VARIABLE, 03/15/2025, 3.458%, $500,000.00	502,720
Bank of America Corp	VARIABLE, 04/22/2025, 0.976%, $150,000.00	147,883
Bank of America Corp	VARIABLE, 04/24/2028, 3.705%, $410,000.00	394,657
Bank of America Corp	VARIABLE, 04/27/2028, 4.376%, $240,000.00	236,541
Bank of America Corp	VARIABLE, 04/27/2033, 4.571%, $500,000.00	481,870
Bank of America Corp	VARIABLE, 07/22/2027, 1.734%, $390,000.00	360,438
Bank of America Corp	VARIABLE, 07/22/2028, 4.948%, $500,000.00	511,250
Bank of America Corp	VARIABLE, 09/15/2027, 5.933%, $210,000.00	218,026
Bank of America Corp	VARIABLE, 10/22/2025, 2.456%, $260,000.00	254,427
Bank of America Corp	VARIABLE, 10/24/2026, 1.197%, $220,000.00	204,781
Bank of America Corp	VARIABLE, 12/06/2025, 1.53%, $660,000.00	635,165
Bank of Montreal	FIXED, 02/01/2028, 5.203%, $290,000.00	301,911
Bank of Montreal	FIXED, 02/01/2028, 5.203%, $60,000.00	62,464

	Bank of Montreal	FIXED, 09/14/2027, 4.7%, $410,000.00	417,130
	Bank of Montreal	FIXED, 09/15/2026, 1.25%, $160,000.00	146,412
	Bank of Montreal	FIXED, 12/11/2026, 5.266%, $180,000.00	183,064
*	Bank of New York Mellon Corp	VARIABLE, 02/01/2029, 4.543%, $220,000.00	222,727
*	Bank of New York Mellon Corp	VARIABLE, 04/26/2027, 4.947%, $230,000.00	232,181
*	Bank of New York Mellon Corp	VARIABLE, 07/24/2026, 4.414%, $130,000.00	131,146
*	Bank of New York Mellon Corp	VARIABLE, 07/26/2030, 4.596%, $330,000.00	334,571
*	Bank of New York Mellon Corp	VARIABLE, 10/25/2028, 5.802%, $60,000.00	62,884
*	Bank of New York Mellon Corp	VARIABLE, 10/25/2029, 6.317%, $150,000.00	161,220
*	Bank of New York Mellon/The	VARIABLE, 11/21/2025, 5.224%, $250,000.00	251,396
	Bank of Nova Scotia/The	FIXED, 02/01/2030, 4.85%, $50,000.00	50,973
	Bank of Nova Scotia/The	FIXED, 02/02/2026, 4.75%, $170,000.00	173,010
	Bank of Nova Scotia/The	FIXED, 06/12/2028, 5.25%, $310,000.00	315,802
	Bank of Nova Scotia/The	FIXED, 12/07/2026, 5.35%, $370,000.00	377,716
	Boerne Independent School District	FIXED, 02/01/2024, 0.636%, $535,000.00	534,716
	Boerne Independent School District	FIXED, 02/01/2025, 0.786%, $475,000.00	456,340
	BPCE SA	FIXED, 01/14/2025, 1.625%, $330,000.00	320,364
	BPCE SA	FIXED, 07/19/2027, 4.75%, $370,000.00	373,617
	Campbell Union High School District	FIXED, 08/01/2031, 1.712%, $650,000.00	539,301
	Cedars-Sinai Health System	FIXED, 08/15/2031, 2.288%, $550,000.00	462,991
	Charles Schwab Corp	VARIABLE, 05/19/2029, 5.643%, $180,000.00	185,977
	Charles Schwab Corp/The	FIXED, 08/24/2026, 5.875%, $330,000.00	345,372
	Charles Schwab Corp/The	VARIABLE, 11/17/2029, 6.196%, $190,000.00	200,869
	CHRISTUS Health	FIXED, 07/01/2028, 4.341%, $400,000.00	399,873
	City & County of Honolulu HI	FIXED, 09/01/2031, 3.803%, $450,000.00	434,190
	City of Chesapeake VA	FIXED, 08/01/2024, 1.649%, $265,000.00	261,680
	City of Chesapeake VA	FIXED, 08/01/2025, 1.699%, $195,000.00	187,902
	CLEVELAND CLINIC HEALTH SYSTEM	FIXED, 01/01/2031, 2.785%, $790,000.00	714,188
	Commonwealth of Massachusetts	FIXED, 07/15/2029, 3.769%, $500,000.00	497,430
	Commonwealth of Massachusetts	FIXED, 07/15/2031, 4.11%, $565,038.02	571,158
	Consumers 2023 Securitization Funding LLC	FIXED, 09/01/2030, 5.21%, $460,000.00	472,184
	Consumers Energy Co	FIXED, 02/15/2029, 4.9%, $610,000.00	633,529
	Corebridge Global Funding	FIXED, 09/19/2028, 5.9%, $200,000.00	209,583

County of Bexar TX	FIXED, 06/15/2031, 2.021%, $390,000.00	331,250
Deaconess Health, IN	FIXED, 03/01/2024, 0.955%, $285,000.00	283,958
DeKalb Kane LaSalle Counties Comm College Dist 523	FIXED, 02/01/2024, 1.96%, $240,000.00	241,360
Dominion Energy South Carolina Inc	FIXED, 12/01/2031, 2.3%, $250,000.00	209,098
DTE Electric Co	FIXED, 03/01/2031, 2.625%, $240,000.00	212,377
DTE Electric Securitization Funding II LLC	FIXED, 03/01/2032, 5.97%, $410,000.00	434,721
Duke Energy Carolinas LLC	FIXED, 04/15/2031, 2.55%, $370,000.00	323,268
Duke Energy Florida LLC	FIXED, 12/15/2031, 2.4%, $410,000.00	346,871
Duke Energy Progress LLC	FIXED, 03/15/2029, 3.45%, $335,000.00	323,219
East Ohio Gas Co/The	FIXED, 06/15/2025, 1.3%, $240,000.00	227,036
Entergy Mississippi LLC	FIXED, 06/01/2028, 2.85%, $600,000.00	555,643
Evergy Metro Inc	FIXED, 06/01/2030, 2.25%, $280,000.00	239,377
Evergy Metro Inc	FIXED, 08/15/2025, 3.65%, $310,000.00	307,516
Goldman Sachs Group Inc/The	FLOATING, 10/21/2024, 5.85881%, $420,000.00	420,226
Goldman Sachs Group Inc/The	VARIABLE, 02/24/2028, 2.64%, $140,000.00	131,125
Goldman Sachs Group Inc/The	VARIABLE, 02/24/2028, 2.64%, $300,000.00	280,981
Goldman Sachs Group Inc/The	VARIABLE, 08/10/2026, 5.798%, $220,000.00	227,164
Goldman Sachs Group Inc/The	VARIABLE, 08/23/2028, 4.482%, $270,000.00	269,793
Goldman Sachs Group Inc/The	VARIABLE, 09/10/2024, 5.91509%, $290,000.00	290,525
Goldman Sachs Group Inc/The	VARIABLE, 09/10/2027, 1.542%, $780,000.00	711,143
Goldman Sachs Group Inc/The	VARIABLE, 10/21/2027, 1.948%, $430,000.00	395,157
Guardian Life Global Funding	FIXED, 03/29/2027, 3.246%, $140,000.00	134,571
Guardian Life Global Funding	FIXED, 03/29/2027, 3.246%, $200,000.00	192,244
Guardian Life Global Funding	FIXED, 06/23/2025, 1.1%, $210,000.00	198,251
Honolulu City & County Board of Water Supply	FIXED, 07/01/2024, 1.72%, $215,000.00	213,583
HOUSTON TX UTILITY SYS REVENUE	FIXED, 11/15/2030, 3.923%, $255,000.00	247,162
Indiana University	FIXED, 06/01/2027, 2.03%, $750,000.00	696,219
Johns Hopkins Health System Corp/The	FIXED, 01/01/2030, 2.42%, $260,000.00	229,462
JPMorgan Chase & Co	VARIABLE, 02/01/2028, 3.782%, $600,000.00	589,426
JPMorgan Chase & Co	VARIABLE, 02/24/2026, 2.595%, $470,000.00	459,506
JPMorgan Chase & Co	VARIABLE, 02/24/2028, 2.947%, $550,000.00	523,504
JPMorgan Chase & Co	VARIABLE, 04/22/2027, 1.578%, $370,000.00	342,669
JPMorgan Chase & Co	VARIABLE, 04/26/2028, 4.323%, $50,000.00	49,679

JPMorgan Chase & Co	VARIABLE, 06/01/2025, 0.824%, $220,000.00	215,452
JPMorgan Chase & Co	VARIABLE, 06/01/2028, 2.182%, $380,000.00	348,489
JPMorgan Chase & Co	VARIABLE, 06/14/2030, 4.565%, $120,000.00	117,810
JPMorgan Chase & Co	VARIABLE, 06/23/2025, 0.969%, $500,000.00	488,444
JPMorgan Chase & Co	VARIABLE, 07/23/2029, 4.203%, $120,000.00	118,927
JPMorgan Chase & Co	VARIABLE, 07/25/2028, 4.851%, $40,000.00	40,882
JPMorgan Chase & Co	VARIABLE, 10/22/2027, 6.07%, $180,000.00	187,321
JPMorgan Chase & Co	VARIABLE, 11/19/2026, 1.045%, $250,000.00	231,905
JPMorgan Chase & Co	VARIABLE, 12/05/2029, 4.452%, $310,000.00	304,896
JPMorgan Chase & Co	VARIABLE, 12/10/2025, 1.561%, $150,000.00	144,554
JPMorgan Chase Bank NA	FIXED, 12/08/2026, 5.11%, $360,000.00	364,583
Kentucky Utilities Co	FIXED, 10/01/2025, 3.3%, $800,000.00	786,631
Louisiana Local Govt Env Fac. & Comm Dev Auth	FIXED, 02/01/2027, 3.615%, $559,961.20	555,869
Louisiana Local Govt Env Fac. & Comm Dev Auth	FIXED, 02/01/2031, 4.145%, $600,000.00	600,943
Louisiana Local Govt Env Fac. & Comm Dev Auth	FIXED, 06/01/2031, 5.081%, $466,341.62	471,776
Massachusetts School Building Authority	FIXED, 08/15/2030, 1.753%, $285,000.00	246,848
MassMutual Global Funding II	FIXED, 04/10/2026, 4.5%, $0.00	(29)
Mercedes-Benz Finance North America LLC	FIXED, 03/30/2028, 4.8%, $180,000.00	184,049
Mercedes-Benz Finance North America LLC	FIXED, 08/03/2028, 5.1%, $150,000.00	156,184
Metropolitan Life Global Funding I	FIXED, 01/11/2027, 1.875%, $510,000.00	470,509
Metropolitan Life Global Funding I	FIXED, 03/21/2029, 3.3%, $170,000.00	159,391
Metropolitan Life Global Funding I	FIXED, 06/30/2027, 4.4%, $155,000.00	152,408
MidAmerican Energy Co	FIXED, 05/01/2027, 3.1%, $160,000.00	153,849
Morgan Stanley	VARIABLE, 01/21/2028, 2.475%, $150,000.00	141,008
Morgan Stanley	VARIABLE, 01/21/2028, 2.475%, $460,000.00	432,426
Morgan Stanley	VARIABLE, 01/22/2025, 0.791%, $430,000.00	430,237
Morgan Stanley	VARIABLE, 01/28/2027, 5.05%, $120,000.00	122,722
Morgan Stanley	VARIABLE, 02/18/2026, 2.63%, $330,000.00	322,633
Morgan Stanley	VARIABLE, 04/20/2028, 4.21%, $310,000.00	305,769
Morgan Stanley	VARIABLE, 05/30/2025, 0.79%, $270,000.00	264,148
Morgan Stanley	VARIABLE, 07/17/2026, 4.679%, $220,000.00	222,619
Morgan Stanley	VARIABLE, 07/20/2027, 1.512%, $720,000.00	662,779
Morgan Stanley	VARIABLE, 07/20/2029, 5.449%, $110,000.00	114,846

Morgan Stanley	VARIABLE, 07/22/2025, 2.72%, $190,000.00	189,157
Morgan Stanley	VARIABLE, 10/21/2025, 1.164%, $150,000.00	144,712
Mountain View-Whisman School District	FIXED, 09/01/2024, 1.329%, $365,000.00	358,346
Mutual of Omaha Cos Global Funding	FIXED, 07/27/2026, 5.8%, $140,000.00	146,190
Mutual of Omaha Cos Global Funding	FIXED, 12/12/2028, 5.45%, $100,000.00	102,436
Mutual of Omaha Cos Global Funding	FIXED, 12/12/2028, 5.45%, $300,000.00	307,308
New York Hospital for Special Surgery	FIXED, 04/01/2028, 3.737%, $80,000.00	76,530
New York Life Global Funding	FIXED, 01/09/2028, 4.85%, $310,000.00	319,262
New York Life Global Funding	FIXED, 09/18/2026, 5.45%, $280,000.00	290,632
New York State Dormitory Authority	FIXED, 03/15/2026, 2.738%, $400,000.00	389,313
North Dakota Public Finance Authority	FIXED, 12/01/2029, 2.13%, $500,000.00	438,428
North Dakota Public Finance Authority	FIXED, 12/01/2030, 4.05%, $250,000.00	242,244
Northern States Power Co/MN	FIXED, 04/01/2031, 2.25%, $80,000.00	69,221
Northwestern Mutual Global Funding	FIXED, 01/14/2026, 0.8%, $260,000.00	241,435
Northwestern Mutual Global Funding	FIXED, 04/04/2029, 3.3%, $220,000.00	204,382
NTT Finance Corp	FIXED, 04/03/2026, 1.162%, $200,000.00	185,114
NTT Finance Corp	FIXED, 04/03/2026, 1.162%, $540,000.00	499,808
NYC Transit Fin Auth Future Tax Rev	FIXED, 08/01/2025, 3.35%, $300,000.00	298,101
NYC Transitional Finance Auth Future Tax Sec Rev	FIXED, 02/01/2029, 3.45%, $235,000.00	227,648
OhioHealth Corp	FIXED, 11/15/2031, 2.297%, $560,000.00	473,728
Ohlone Community College District	FIXED, 08/01/2029, 2.337%, $475,000.00	428,981
Oklahoma Development Finance Authority	FIXED, 02/01/2032, 4.285%, $82,662.57	82,721
Oklahoma Development Finance Authority	FIXED, 05/01/2032, 3.877%, $414,573.75	403,518
Oklahoma Development Finance Authority	FIXED, 12/01/2033, 4.135%, $265,618.97	260,468
Oncor Electric Delivery Co LLC	FIXED, 05/15/2030, 2.75%, $360,000.00	323,703
Orlando Health Obligated Group	FIXED, 10/01/2028, 3.777%, $345,000.00	329,619
PacifiCorp	FIXED, 06/15/2029, 3.5%, $290,000.00	272,903
PacifiCorp	FIXED, 07/01/2025, 3.35%, $250,000.00	247,435
PacifiCorp	FIXED, 09/15/2030, 2.7%, $390,000.00	341,479
Pricoa Global Funding I	FIXED, 08/28/2026, 5.55%, $150,000.00	156,000
Pricoa Global Funding I	FIXED, 09/01/2026, 1.2%, $410,000.00	374,115
Principal Life Global Funding II	FIXED, 01/10/2025, 1.375%, $320,000.00	309,365
Protective Life Global Funding	FIXED, 01/13/2025, 1.646%, $190,000.00	184,139

Protective Life Global Funding	FIXED, 03/28/2025, 3.218%, $150,000.00	147,562
Protective Life Global Funding	FIXED, 07/06/2027, 4.714%, $150,000.00	152,623
Protective Life Global Funding	FIXED, 07/06/2027, 4.714%, $165,000.00	167,885
Rochester Gas and Electric Corp	FIXED, 06/01/2027, 3.1%, $360,000.00	340,618
Royal Bank of Canada	FIXED, 01/12/2026, 4.875%, $280,000.00	287,035
Royal Bank of Canada	FIXED, 05/04/2027, 3.625%, $110,000.00	107,021
Royal Bank of Canada	FIXED, 07/20/2026, 5.2%, $230,000.00	238,069
Royal Bank of Canada	FIXED, 08/03/2027, 4.24%, $400,000.00	402,612
San Diego Community College District	FIXED, 08/01/2033, 2.383%, $800,000.00	669,975
San Diego Unified School District/CA	FIXED, 07/01/2034, 2.414%, $550,000.00	453,811
San Jose Redevelopment Agency Successor Agency	FIXED, OID, 08/01/2029, 3.25%, $370,000.00	351,182
South Dakota State Building Authority	FIXED, 06/01/2024, 0.802%, $575,000.00	565,276
Spire Missouri Inc	FLOATING, 12/02/2024, 5.90748%, $550,000.00	551,949
Stanford Health Care	FIXED, 08/15/2030, 3.31%, $325,000.00	303,059
State of California	FIXED, 04/01/2029, 3.05%, $575,000.00	544,735
State of Hawaii	FIXED, 08/01/2029, 1.892%, $685,000.00	608,707
State of Mississippi	FIXED, 10/01/2033, 2.287%, $560,000.00	464,681
State of Oregon	FIXED, 06/01/2027, 5.892%, $400,000.00	411,296
State of Texas	FIXED, 04/01/2032, 2.804%, $180,000.00	160,526
State of Texas	FIXED, 04/01/2033, 4.631%, $500,000.00	508,164
State of Wisconsin	FIXED, 05/01/2032, 1.772%, $265,000.00	216,159
State Street Corp	VARIABLE, 02/06/2026, 1.746%, $260,000.00	251,689
State Street Corp	VARIABLE, 02/07/2028, 2.203%, $240,000.00	225,137
State Street Corp	VARIABLE, 02/07/2033, 2.623%, $120,000.00	102,501
State Street Corp	VARIABLE, 11/21/2029, 5.684%, $420,000.00	437,233
Sutter Health	FIXED, 08/15/2025, 1.321%, $185,000.00	174,282
Texas Electric Market Stabilization Funding N LLC	FIXED, 08/01/2034, 4.265%, $785,551.70	773,459
Texas Natural Gas Securitization Finance Corp	FIXED, 04/01/2035, 5.102%, $855,000.00	885,905
Toronto-Dominion Bank/The	FIXED, 01/10/2028, 5.156%, $330,000.00	342,867
Toronto-Dominion Bank/The	FIXED, 03/10/2027, 2.8%, $360,000.00	343,224
Toronto-Dominion Bank/The	FIXED, 06/03/2026, 1.2%, $130,000.00	119,516
Toronto-Dominion Bank/The	FIXED, 07/17/2026, 5.532%, $350,000.00	365,615
Toronto-Dominion Bank/The	FIXED, 09/15/2027, 4.693%, $190,000.00	192,412

Trinity Health	FIXED, 12/01/2034, 3.084%, $620,000.00	541,849
Truist Bank	FIXED, 09/16/2025, 3.625%, $500,000.00	488,611
TSMC Arizona Corp	FIXED, 10/25/2026, 1.75%, $300,000.00	277,165
Twin Falls County School Dist No 411 Twin Falls	FIXED, 09/15/2024, 4%, $280,000.00	281,531
Union Electric Co	FIXED, 03/15/2030, 2.95%, $700,000.00	638,952
US Bancorp	VARIABLE, 01/27/2028, 2.215%, $390,000.00	362,340
US Bancorp	VARIABLE, 07/22/2028, 4.548%, $200,000.00	201,209
US Bancorp	VARIABLE, 07/22/2028, 4.548%, $460,000.00	462,781
US Bancorp	VARIABLE, 10/21/2026, 5.727%, $410,000.00	417,232
US Bancorp	VARIABLE, 10/21/2033, 5.85%, $180,000.00	187,890
Wells Fargo & Co	VARIABLE, 03/02/2033, 3.35%, $460,000.00	408,026
Wells Fargo & Co	VARIABLE, 03/24/2028, 3.526%, $440,000.00	424,195
Wells Fargo & Co	VARIABLE, 03/24/2028, 3.526%, $700,000.00	674,856
Wells Fargo & Co	VARIABLE, 04/25/2026, 3.908%, $330,000.00	325,840
Wells Fargo & Co	VARIABLE, 07/25/2028, 4.808%, $330,000.00	669,164
Wells Fargo & Co	VARIABLE, 07/25/2029, 5.574%, $140,000.00	146,475
Wells Fargo & Co	VARIABLE, 07/25/2033, 4.897%, $100,000.00	99,677
Wells Fargo & Co	VARIABLE, 08/15/2026, 4.54%, $200,000.00	201,339
Westpac Banking Corp	FLOATING, 02/26/2024, 6.41129%, $180,000.00	181,209
TOTAL CORPORATE DEBT INSTRUMENTS - PREFERRED		$67,117,169

CORPORATE DEBT INSTRUMENTS - ALL OTHER
Agilent Technologies Inc	FIXED, 09/15/2029, 2.75%, $180,000.00	$166,228
Albemarle Corp	FIXED, 06/01/2027, 4.65%, $230,000.00	226,872
Albemarle Corp	FIXED, 06/01/2027, 4.65%, $240,000.00	236,736
Alexandria Real Estate Equities Inc	FIXED, 01/15/2026, 4.3%, $70,000.00	70,291
Alexandria Real Estate Equities Inc	FIXED, 01/15/2027, 3.95%, $300,000.00	295,943
Alexandria Real Estate Equities Inc	FIXED, 04/15/2026, 3.8%, $220,000.00	215,920
Alexandria Real Estate Equities Inc	FIXED, 04/30/2025, 3.45%, $150,000.00	147,346
Ally Auto Receivables Trust 2022-2	FIXED, 05/17/2027, 4.76%, $555,000.00	553,818
Ally Auto Receivables Trust 2022-3	FIXED, 04/15/2027, 5.07%, $425,000.00	425,801
Ameren Corp	FIXED, 12/01/2026, 5.7%, $120,000.00	123,633
American Express Credit Account Master Trust	FIXED, 08/15/2027, 3.75%, $790,000.00	777,946
Americredit Automobile Receivables Trust 2023-1	FIXED, 11/18/2027, 5.62%, $500,000.00	503,997

AMEX Credit Account Master Trust 2023-1	FIXED, 05/15/2028, 4.87%, $345,000.00	348,383
AMEX Credit Acct Mstr Tr	FIXED, 09/15/2028, 5.23%, $365,000.00	371,891
Amgen Inc	FIXED, 03/02/2028, 5.15%, $180,000.00	187,216
Amphenol Corp	FIXED, 03/30/2026, 4.75%, $100,000.00	101,307
Anglo American Capital PLC	FIXED, 03/17/2028, 2.25%, $200,000.00	179,681
Anglo American Capital PLC	FIXED, 04/10/2027, 4.75%, $200,000.00	199,628
Anglo American Capital PLC	FIXED, 09/10/2030, 2.625%, $350,000.00	301,045
Anglo American Capital PLC	FIXED, 09/11/2024, 3.625%, $200,000.00	198,977
Anglo American Capital PLC	FIXED, 09/11/2024, 3.625%, $220,000.00	218,875
Aon Corp / Aon Global Holdings PLC	FIXED, 05/28/2027, 2.85%, $140,000.00	132,767
ARI Fleet Lease Trust 2021-A	FIXED, 03/15/2030, 0.37%, $24,309.84	24,263
ARI Fleet Lease Trust 2023-A	FIXED, 02/17/2032, 5.41%, $516,703.34	516,958
AT&T Inc	FIXED, 02/01/2028, 1.65%, $200,000.00	179,626
AT&T Inc	FIXED, 02/01/2032, 2.25%, $430,000.00	359,747
AT&T Inc	FIXED, 03/25/2024, 0.9%, $420,000.00	416,378
AT&T Inc	FIXED, 03/25/2026, 1.7%, $520,000.00	489,061
AT&T Inc	FIXED, 05/15/2035, 4.5%, $340,000.00	324,676
AT&T Inc	FIXED, 06/01/2027, 2.3%, $90,000.00	83,786
AT&T Inc	FLOATING, 06/12/2024, 6.80765%, $290,000.00	292,103
BA Credit Card Trust	FIXED, 04/15/2028, 5%, $435,000.00	438,611
BA Credit Card Trust	FIXED, 05/15/2028, 4.79%, $230,000.00	231,363
BAE Systems Holdings Inc	FIXED, 10/07/2024, 3.8%, $325,000.00	323,363
BAE Systems Holdings Inc	FIXED, 12/15/2025, 3.85%, $410,000.00	401,751
BAE Systems PLC	FIXED, 02/15/2031, 1.9%, $290,000.00	240,831
BANK 2017-BNK5	FIXED, 06/15/2060, 3.131%, $740,000.00	697,008
BANK 2017-BNK6	FIXED, 07/15/2060, 3.254%, $475,000.00	450,673
BANK 2017-BNK6	FIXED, 07/15/2060, 3.518%, $680,000.00	646,002
BANK 2017-BNK8	FIXED, 11/15/2050, 3.229%, $368,951.88	345,770
BANK 2018-BNK11	FIXED, 03/15/2061, 3.784%, $876,887.92	835,689
Bank of America Auto Trust 2023-1	FIXED, 02/15/2028, 5.53%, $485,000.00	491,926
Bank of America Auto Trust 2023-2	FIXED, 06/15/2028, 5.74%, $865,000.00	883,969
Bank of America Commercial Mtg Trust 2017-BNK3	FIXED, 02/15/2050, 3.311%, $524,467.88	499,062
Baxter International Inc	FIXED, 02/01/2027, 1.915%, $520,000.00	480,677

Baxter International Inc	FIXED, 04/01/2030, 3.95%, $105,000.00	100,559
Baxter International Inc	FIXED, 11/29/2024, 1.322%, $330,000.00	318,174
Baxter International Inc	FIXED, 11/29/2024, 1.322%, $680,000.00	655,632
Bayer US Finance II LLC	FIXED, 12/15/2025, 4.25%, $210,000.00	205,070
Bayer US Finance II LLC	FIXED, 12/15/2028, 4.375%, $350,000.00	333,636
Bayer US Finance LLC	FIXED, 10/08/2024, 3.375%, $235,000.00	232,065
Becton Dickinson & Co	FIXED, 02/13/2028, 4.693%, $220,000.00	225,087
Bell Telephone Co of Canada or Bell Canada	FIXED, 03/17/2024, 0.75%, $335,000.00	332,294
Black Hills Corp	FIXED, 01/15/2027, 3.15%, $140,000.00	134,605
Black Hills Corp	FIXED, 08/23/2024, 1.037%, $400,000.00	389,645
BMW Vehicle Lease Trust 2023-2	FIXED, 09/25/2026, 5.99%, $465,000.00	472,194
BMW Vehicle Owner Trust 2023-A	FIXED, 02/25/2028, 5.47%, $295,000.00	298,387
BNP Paribas SA	FIXED, 08/14/2028, 4.4%, $380,000.00	376,810
BNP Paribas SA	VARIABLE, 01/10/2025, 4.705%, $370,000.00	378,237
BNP Paribas SA	VARIABLE, 11/19/2025, 2.819%, $700,000.00	684,456
BNP Paribas Sec Corp	VARIABLE, 06/30/2027, 1.675%, $350,000.00	320,686
BOCA Commercial Mortgage Trust 2022-BOCA	FLOATING, 05/15/2039, 7.13141%, $280,000.00	279,366
Boeing Co/The	FIXED, 02/01/2027, 2.7%, $450,000.00	429,674
Boeing Co/The	FIXED, 02/04/2026, 2.196%, $20,000.00	19,083
Boeing Co/The	FIXED, 02/04/2026, 2.196%, $70,000.00	66,792
Boeing Co/The	FIXED, 05/01/2025, 4.875%, $335,000.00	336,072
Boeing Co/The	FIXED, 05/01/2027, 5.04%, $15,000.00	15,267
Boeing Co/The	FIXED, 05/01/2030, 5.15%, $230,000.00	236,422
Boston Properties LP	FIXED, 01/15/2025, 3.2%, $80,000.00	78,952
Boston Properties LP	FIXED, 02/01/2026, 3.65%, $250,000.00	244,484
Boston Properties LP	FIXED, 02/01/2026, 3.65%, $430,000.00	420,513
BPR Trust 2022-OANA	FLOATING, 04/15/2037, 7.25981%, $570,000.00	563,731
BPR Trust 2022-OANA	FLOATING, 04/15/2037, 7.25981%, $775,000.00	766,477
Brazos Education Loan Authority	FLOATING, 01/25/2072, 6.17043%, $509,282.73	500,301
Brazos Education Loan Authority Inc	FLOATING, 11/25/2071, 6.05043%, $990,563.52	971,321
BX Commercial Mortgage Trust 2019-XL	FLOATING, 10/15/2036, 6.39629%, $167,994.55	168,075
BX Commercial Mortgage Trust 2022-PSB	FLOATING, 08/15/2039, 7.81281%, $708,614.68	713,102
BX Trust 2021-RISE	FLOATING, 11/15/2036, 6.22398%, $366,813.39	361,912

BX Trust 2022-GPA	FLOATING, 08/15/2039, 7.52681%, $675,000.00	678,034
BX Trust 2022-IND	FLOATING, 04/15/2037, 6.85281%, $765,312.32	762,028
Canadian Natural Resources Ltd	FIXED, 04/15/2024, 3.8%, $220,000.00	220,475
Canadian Pacific Railway Co	FIXED, 12/02/2024, 1.35%, $400,000.00	385,701
Capital One Financial Corp	VARIABLE, 02/01/2029, 5.468%, $120,000.00	122,435
Capital One Financial Corp	VARIABLE, 03/01/2030, 3.273%, $140,000.00	126,687
Capital One Financial Corp	VARIABLE, 03/03/2026, 2.636%, $240,000.00	232,078
Capital One Financial Corp	VARIABLE, 05/10/2028, 4.927%, $100,000.00	99,036
Capital One Financial Corp	VARIABLE, 05/10/2028, 4.927%, $120,000.00	118,844
Capital One Financial Corp	VARIABLE, 05/10/2033, 5.268%, $40,000.00	39,618
Capital One Financial Corp	VARIABLE, 11/02/2027, 1.878%, $100,000.00	90,299
Capital One NA	VARIABLE, 01/28/2026, 2.28%, $380,000.00	370,196
Capital One Prime Auto Receivables Trust 2022-2	FIXED, 05/17/2027, 3.66%, $725,000.00	712,628
Capital One Prime Auto Receivables Trust 2023-2	FIXED, 06/15/2028, 5.82%, $225,000.00	231,013
Carmax Auto Owner Trust 2021-1	FIXED, 12/15/2025, 0.34%, $209,786.62	205,965
CarMax Auto Owner Trust 2022-2	FIXED, 02/16/2027, 3.49%, $500,724.66	494,081
CarMax Auto Owner Trust 2023-1	FIXED, 10/15/2027, 4.75%, $850,000.00	848,494
Carmax Auto Owner Trust 2023-3	FIXED, 05/15/2028, 5.28%, $355,000.00	359,714
CarMax Auto Owner Trust 2023-4	FIXED, 07/17/2028, 6%, $520,000.00	536,056
Carrier Global Corp	FIXED, 02/15/2025, 2.242%, $170,000.00	166,201
Carrier Global Corp	FIXED, 02/15/2025, 2.242%, $285,000.00	278,631
Carrier Global Corp	FIXED, 11/30/2025, 5.8%, $120,000.00	122,201
CGMS Commercial Mortgage Trust 2017-B1	FIXED, 08/15/2050, 3.197%, $1,093,440.92	1,027,419
Chase Auto Owner Trust 2022-A	FIXED, 06/25/2027, 3.98%, $840,000.00	830,268
Chesapeake Funding II LLC	FIXED, 04/15/2033, 0.47%, $242,064.70	236,958
Chesapeake Funding II LLC	FIXED, 08/15/2032, 0.87%, $71,197.18	70,736
Citigroup Commercial Mortgage Trust 2014-GC21	FIXED, 05/10/2047, 3.855%, $880,000.00	878,218
Citigroup Commercial Mortgage Trust 2015-GC27	FIXED, 02/10/2048, 3.137%, $255,000.00	249,481
Citigroup Commercial Mortgage Trust 2015-GC31	FIXED, 06/10/2048, 3.762%, $360,000.00	347,526
Citigroup Commercial Mortgage Trust 2016-P6	FIXED, 12/10/2049, 3.458%, $425,668.18	408,208
Citigroup Commercial Mortgage Trust 2018-B2	FIXED, 03/10/2051, 4.009%, $450,000.00	430,054
Citigroup Inc	VARIABLE, 01/25/2026, 2.014%, $470,000.00	455,787
Citigroup Inc	VARIABLE, 02/24/2028, 3.07%, $360,000.00	343,331

Citigroup Inc	VARIABLE, 02/24/2028, 3.07%, $80,000.00	76,296
Citigroup Inc	VARIABLE, 03/17/2026, 3.29%, $220,000.00	216,300
Citigroup Inc	VARIABLE, 03/17/2033, 3.785%, $140,000.00	127,662
Citigroup Inc	VARIABLE, 04/08/2026, 3.106%, $80,000.00	78,336
Citigroup Inc	VARIABLE, 04/24/2025, 3.352%, $520,000.00	519,288
Citigroup Inc	VARIABLE, 05/01/2025, 0.981%, $280,000.00	275,720
Citigroup Inc	VARIABLE, 05/24/2028, 4.658%, $60,000.00	59,915
Citigroup Inc	VARIABLE, 05/24/2028, 4.658%, $80,000.00	79,887
Citigroup Inc	VARIABLE, 06/09/2027, 1.462%, $390,000.00	357,397
Citigroup Inc	VARIABLE, 07/24/2028, 3.668%, $730,000.00	707,889
Citigroup Inc	VARIABLE, 10/27/2028, 3.52%, $180,000.00	171,498
Citigroup Inc	VARIABLE, 11/03/2025, 1.281%, $145,000.00	139,822
Citizens Auto Receivables Trust 2023-1	FIXED, 01/18/2028, 5.84%, $475,000.00	483,001
Citizens Auto Receivables Trust 2023-1	FIXED, 01/18/2028, 5.84%, $935,000.00	950,749
Citizens Auto Receivables Trust 2023-2	FIXED, 02/15/2028, 5.83%, $450,000.00	457,633
Citizens Bank NA/Providence RI	VARIABLE, 05/23/2025, 4.119%, $330,000.00	323,500
Citizens Bank NA/Providence RI	VARIABLE, 08/09/2028, 4.575%, $500,000.00	484,068
CNH Equipment Trust 2022-B	FIXED, 08/16/2027, 3.89%, $680,000.00	669,550
CNH Industrial Capital LLC	FIXED, 05/23/2025, 3.95%, $180,000.00	177,586
CNH Industrial Capital LLC	FIXED, 10/14/2025, 5.45%, $100,000.00	101,647
COMM 2014-CCRE16 Mortgage Trust	FIXED, 04/10/2047, 4.051%, $1,000,000.00	995,490
COMM 2014-CCRE17 Mortgage Trust	FIXED, 05/10/2047, 3.977%, $510,000.00	507,443
COMM 2014-CCRE18 Mortgage Trust	FIXED, 07/15/2047, 3.828%, $520,000.00	515,849
COMM 2014-CR14 Mortgage Trust	VARIABLE, 02/10/2047, 4.236%, $218,923.91	219,267
COMM 2015-CCRE22 Mortgage Trust	FIXED, 03/10/2048, 3.048%, $1,000,000.00	977,559
COMM 2015-DC1 Mortgage Trust	FIXED, 02/10/2048, 3.078%, $184,488.17	181,372
COMM 2016-COR1 Mortgage Trust	FIXED, 10/10/2049, 2.826%, $568,978.67	532,470
COMM 2016-CR28 Mortgage Trust	FIXED, 02/10/2049, 3.495%, $471,893.53	457,425
COMM 2016-CR28 Mortgage Trust	FIXED, 02/10/2049, 3.762%, $320,000.00	308,645
CommonSpirit Health	FIXED, 10/01/2024, 2.76%, $70,000.00	68,927
Cooperatieve Rabobank UA	VARIABLE, 02/28/2029, 5.564%, $310,000.00	321,001
Cooperatieve Rabobank UA	VARIABLE, 04/06/2028, 3.649%, $440,000.00	423,430
Cooperatieve Rabobank UA	VARIABLE, 06/24/2026, 1.339%, $480,000.00	452,652

Cooperatieve Rabobank UA	VARIABLE, 08/22/2028, 4.655%, $280,000.00	280,602
Cooperatieve Rabobank UA	VARIABLE, 09/24/2026, 1.004%, $250,000.00	232,829
Coterra Energy Inc	FIXED, 05/15/2027, 3.9%, $190,000.00	184,909
CRH America Inc	FIXED, 05/18/2025, 3.875%, $240,000.00	235,918
CRH America Inc	FIXED, 05/18/2025, 3.875%, $300,000.00	294,897
CSAIL 2015-C4 Commercial Mortgage Trust	FIXED, 11/15/2048, 3.5438%, $347,546.76	338,029
CSAIL 2015-C4 Commercial Mortgage Trust	FIXED, 11/15/2048, 3.8079%, $465,000.00	450,955
CSAIL 2016-C5 Commercial Mortgage Trust	FIXED, 11/15/2048, 3.7567%, $290,000.00	280,772
CSAIL 2018-C14 Commercial Mortgage Trust	VARIABLE, 11/15/2051, 4.4216%, $565,000.00	537,494
CubeSmart LP	FIXED, 11/15/2025, 4%, $120,000.00	117,295
CubeSmart LP	FIXED, 12/15/2028, 2.25%, $210,000.00	185,452
CVS Health Corp	FIXED, 02/20/2026, 5%, $240,000.00	245,589
CVS Health Corp	FIXED, 02/21/2030, 5.125%, $370,000.00	383,091
CVS Health Corp	FIXED, 03/25/2028, 4.3%, $75,000.00	74,675
CVS Health Corp	FIXED, 06/01/2026, 2.875%, $130,000.00	124,510
CVS Health Corp	FIXED, 08/15/2026, 3%, $250,000.00	241,888
CVS Health Corp	FIXED, 08/21/2027, 1.3%, $340,000.00	303,811
Daimler Truck Finance North America LLC	FIXED, 04/07/2027, 3.65%, $200,000.00	194,594
Daimler Truck Finance North America LLC	FIXED, 08/08/2025, 5.6%, $180,000.00	185,166
Daimler Truck Finance North America LLC	FIXED, 12/13/2024, 1.625%, $250,000.00	241,008
Daimler Truck Finance North America LLC	FIXED, 12/14/2026, 2%, $500,000.00	460,274
DBJPM 16-C1 Mortgage Trust	FIXED, 05/10/2049, 3.015%, $431,758.67	413,644
Dell Equipment Finance Trust 2023-2	FIXED, 01/22/2029, 5.65%, $180,000.00	182,418
Dell Equipment Finance Trust 2023-3	FIXED, 04/23/2029, 5.93%, $410,000.00	418,239
Digital Realty Trust LP	FIXED, 01/15/2028, 5.55%, $160,000.00	167,001
Digital Realty Trust LP	FIXED, 07/15/2028, 4.45%, $250,000.00	249,358
Discover Card Execution Note Trust	FIXED, 10/15/2027, 5.03%, $400,000.00	402,526
DLLAA 2021-1 LLC	FIXED, 04/17/2026, 0.67%, $548,478.18	533,019
DLLAA 2023-1 LLC	FIXED, 02/22/2028, 5.64%, $510,000.00	519,130
DLLAD 2021-1 LLC	FIXED, 06/20/2029, 0.9%, $320,000.00	292,008
DLLAD 2021-1 LLC	FIXED, 09/21/2026, 0.64%, $571,226.69	551,195
DLLMT 2021-1 LLC	FIXED, 07/21/2025, 1%, $327,779.76	321,201
Donlen Fleet Lease Funding 2 LLC	FIXED, 12/11/2034, 0.56%, $115,900.54	114,218

DTE Energy Co	STEP CPN, 11/01/2024, 4.22%, $230,000.00	228,927
DuPont de Nemours Inc	FIXED, 11/15/2025, 4.493%, $165,000.00	164,761
ECMC Group Student Loan Trust 2018-2	FLOATING, 09/25/2068, 6.25191%, $653,915.05	643,785
EdLinc Student Loan Funding Trust 2012-1	FLOATING, 09/25/2030, 6.45191%, $14,155.46	14,166
Edu Fund of South	FLOATING, 04/25/2035, 6.24564%, $48,595.47	49,129
EMD Finance LLC	FIXED, 03/19/2025, 3.25%, $190,000.00	187,204
EMD Finance LLC	FIXED, 03/19/2025, 3.25%, $550,000.00	541,907
Enbridge Inc	FIXED, 02/14/2025, 2.5%, $110,000.00	107,710
Enbridge Inc	FIXED, 02/16/2024, 2.15%, $150,000.00	150,530
Enbridge Inc	FIXED, 11/15/2026, 5.9%, $160,000.00	165,708
Enbridge Inc	FIXED, 11/15/2028, 6%, $370,000.00	392,011
Energy Transfer LP	FIXED, 12/01/2026, 6.05%, $250,000.00	258,194
Energy Transfer LP	FIXED, 12/01/2028, 6.1%, $230,000.00	242,836
Entergy Texas Inc	FIXED, 09/01/2026, 1.5%, $150,000.00	135,760
Enterprise Fleet Financing 2022-1 LLC	FIXED, 01/20/2028, 3.03%, $148,493.48	146,178
Enterprise Fleet Financing 2022-2 LLC	FIXED, 05/21/2029, 4.65%, $459,205.35	456,747
Enterprise Fleet Financing 2022-3 LLC	FIXED, 07/20/2029, 4.38%, $340,922.21	337,604
Enterprise Fleet Financing 2022-4 LLC	FIXED, 10/22/2029, 5.76%, $243,831.75	244,996
Enterprise Fleet Financing 2023-1 LLC	FIXED, 01/22/2029, 5.51%, $432,097.59	433,269
Enterprise Fleet Financing 2023-3 LLC	FIXED, 03/20/2030, 6.4%, $670,000.00	686,259
Enterprise Products Operating LLC	FIXED, 07/31/2029, 3.125%, $360,000.00	341,813
Enterprise Products Operating LLC	FIXED, 10/16/2028, 4.15%, $140,000.00	139,586
Equifax Inc	FIXED, 06/01/2028, 5.1%, $90,000.00	91,246
Equifax Inc	FIXED, 09/15/2031, 2.35%, $170,000.00	142,444
Equifax Inc	FIXED, 12/01/2024, 2.6%, $360,000.00	351,281
Equifax Inc	FIXED, 12/15/2027, 5.1%, $130,000.00	131,600
ERP Operating LP	FIXED, 08/01/2027, 3.25%, $390,000.00	376,030
Evergy Missouri West Inc	FIXED, 12/15/2027, 5.15%, $200,000.00	201,799
Exelon Corp	FIXED, 03/15/2028, 5.15%, $410,000.00	422,219
Extra Space Storage LP	FIXED, 01/15/2031, 5.9%, $200,000.00	210,009
Extra Space Storage LP	FIXED, 06/15/2029, 4%, $230,000.00	219,879
Extra Space Storage LP	FIXED, 07/01/2026, 3.5%, $70,000.00	68,417
Federal Realty OP LP	FIXED, 01/15/2024, 3.95%, $325,000.00	330,573

Federal Realty OP LP	FIXED, 07/15/2027, 3.25%, $200,000.00	189,918
FedEx Corp	FIXED, 05/15/2030, 4.25%, $320,000.00	314,874
Fidelity National Information Services Inc	FIXED, 07/15/2025, 4.5%, $135,000.00	136,463
Fidelity National Information Services Inc	FIXED, 07/15/2027, 4.7%, $160,000.00	163,543
Fifth Third Auto Trust 2023-1	FIXED, 08/15/2028, 5.53%, $590,000.00	599,773
Fifth Third Bancorp	VARIABLE, 04/25/2028, 4.055%, $130,000.00	124,984
Fifth Third Bancorp	VARIABLE, 04/25/2028, 4.055%, $50,000.00	48,071
Fifth Third Bancorp	VARIABLE, 04/25/2033, 4.337%, $50,000.00	46,993
Fifth Third Bancorp	VARIABLE, 07/28/2030, 4.772%, $320,000.00	319,470
Fifth Third Bank NA	FIXED, 03/15/2026, 3.85%, $200,000.00	194,670
Fiserv Inc	FIXED, 03/02/2028, 5.45%, $140,000.00	146,819
Fiserv Inc	FIXED, 07/01/2024, 2.75%, $440,000.00	439,448
Fiserv Inc	FIXED, 07/01/2026, 3.2%, $250,000.00	244,736
Florida Gas Transmission Co LLC	FIXED, 07/15/2025, 4.35%, $560,000.00	561,565
Florida Gas Transmission Co LLC	FIXED, 07/15/2025, 4.35%, $90,000.00	90,251
FMC Corp	FIXED, 05/18/2026, 5.15%, $290,000.00	291,490
Ford Credit Auto Owner Trust	FIXED, 04/15/2033, 1.06%, $1,395,000.00	1,301,378
Ford Credit Auto Owner Trust 2018-REV1	FIXED, 07/15/2031, 3.19%, $1,205,000.00	1,181,808
Ford Credit Auto Owner Trust 2021-REV1	FIXED, 10/17/2033, 1.37%, $1,030,000.00	952,944
Ford Credit Auto Owner Trust 2022-REV1	FIXED, 11/15/2034, 3.88%, $260,000.00	253,537
Ford Credit Auto Owner Trust 2022-REV1	FIXED, 11/15/2034, 3.88%, $760,000.00	741,108
Ford Credit Auto Owner Trust 2023-C	FIXED, 09/15/2028, 5.53%, $320,000.00	327,516
Ford Credit Auto Owner Trust 2023-REV1	FIXED, 08/15/2035, 4.85%, $1,015,000.00	1,020,881
Fortune Brands Innovations Inc	FIXED, 06/15/2025, 4%, $110,000.00	108,297
GE HealthCare Technologies Inc	FIXED, 03/15/2030, 5.857%, $130,000.00	138,966
GE HealthCare Technologies Inc	FIXED, 11/15/2025, 5.6%, $250,000.00	254,047
GE HealthCare Technologies Inc	FIXED, 11/15/2027, 5.65%, $440,000.00	458,951
General Motors Financial Co Inc	FIXED, 04/06/2029, 4.3%, $260,000.00	253,342
General Motors Financial Co Inc	FIXED, 04/07/2025, 3.8%, $290,000.00	286,499
General Motors Financial Co Inc	FIXED, 04/09/2027, 5%, $140,000.00	141,293
General Motors Financial Co Inc	FIXED, 10/10/2025, 6.05%, $160,000.00	164,033
General Motors Financial Co Inc	FIXED, 10/15/2024, 1.2%, $260,000.00	251,548
General Motors Financial Co Inc	FIXED, 10/15/2028, 2.4%, $210,000.00	187,687

Georgia-Pacific LLC	FIXED, 04/30/2030, 2.3%, $235,000.00	204,716
Georgia-Pacific LLC	FIXED, 09/30/2025, 1.75%, $320,000.00	304,291
GM Fin Consumer Auto Recv Tr 2023-1	FIXED, 02/16/2028, 4.66%, $490,000.00	489,276
GM Financial Automobile Leasing Trust 2022-1	FIXED, 03/20/2025, 1.9%, $178,550.57	177,526
GM Financial Automobile Leasing Trust 2023-2	FIXED, 07/20/2026, 5.05%, $355,000.00	355,553
GM Financial Consumer Auto Rec Trust 2022-4	FIXED, 08/16/2027, 4.82%, $540,000.00	539,042
GM Financial Consumer Auto Rec Trust 2023-4	FIXED, 08/16/2028, 5.78%, $350,000.00	359,817
GM Financial Consumer Automobile Rec Trust 2022-2	FIXED, 02/16/2027, 3.1%, $180,000.00	176,737
GM Financial Consumer Automobile Rec Trust 2023-2	FIXED, 02/16/2028, 4.47%, $500,000.00	497,782
GM Financial Revolving Receivables Trust 2021-1	FIXED, 06/12/2034, 1.17%, $910,000.00	825,098
GM Financial Revolving Receivables Trust 2023-2	FIXED, 08/11/2036, 5.77%, $720,000.00	753,279
GMF Floorplan Owner Revolving Trust	FIXED, 06/15/2028, 5.34%, $505,000.00	512,513
GMF Floorplan Owner Revolving Trust	FIXED, 06/15/2028, 5.34%, $765,000.00	776,381
GS Mortgage Securities Trust 2017-GS5	FIXED, 03/10/2050, 3.409%, $612,425.54	572,686
GS Mortgage Securities Trust 2017-GS5	FIXED, 03/10/2050, 3.674%, $670,000.00	627,988
GS Mortgage Securities Trust 2017-GS6	FIXED, 05/10/2050, 3.164%, $581,078.70	545,750
GS Mortgage Securities Trust 2017-GS8	FIXED, 11/10/2050, 3.205%, $1,125,000.00	1,043,631
GSK Consumer Healthcare Capital UK PLC	FIXED, 03/24/2027, 3.375%, $340,000.00	330,432
Gulfstream Natural Gas System LLC	FIXED, 09/15/2025, 4.6%, $220,000.00	218,919
Gulfstream Natural Gas System LLC	FIXED, 11/01/2025, 6.19%, $100,000.00	101,604
Haleon UK Capital PLC	FIXED, 03/24/2025, 3.125%, $250,000.00	246,276
Halliburton Co	FIXED, 03/01/2030, 2.92%, $440,000.00	400,612
Health Care Service Corp A Mutual Legal Reserve Co	FIXED, 06/01/2025, 1.5%, $380,000.00	361,207
Health Care Service Corp A Mutual Legal Reserve Co	FIXED, 06/01/2025, 1.5%, $525,000.00	499,036
Healthpeak OP LLC	FIXED, 06/01/2025, 4%, $290,000.00	285,380
Healthpeak OP LLC	FIXED, 07/15/2026, 3.25%, $220,000.00	214,539
Healthpeak OP LLC	FIXED, 12/01/2028, 2.125%, $90,000.00	79,245
Hewlett Packard Enterprise Co	FIXED, 10/01/2024, 5.9%, $350,000.00	356,095
Hewlett Packard Enterprise Co	FIXED, 10/15/2025, 4.9%, $350,000.00	352,015
Hexcel Corp	FIXED, 02/15/2027, 4.2%, $330,000.00	323,203
Honda Auto Receivables 2022-2 Owner Trust	FIXED, 07/20/2026, 3.73%, $670,000.00	660,582
Honda Auto Receivables 2022-2 Owner Trust	FIXED, 12/18/2028, 3.76%, $170,000.00	166,485
Honda Auto Receivables 2023-3 Owner Trust	FIXED, 02/18/2028, 5.41%, $430,000.00	436,525

Honda Auto Receivables 2023-4 Owner Trust	FIXED, 02/21/2030, 5.66%, $75,000.00	77,216
Honda Auto Receivables 2023-4 Owner Trust	FIXED, 06/21/2028, 5.67%, $675,000.00	690,370
HP Inc	FIXED, 01/15/2028, 4.75%, $100,000.00	102,362
HP Inc	FIXED, 01/15/2028, 4.75%, $70,000.00	71,653
HP Inc	FIXED, 04/15/2029, 4%, $220,000.00	215,531
HPEFS Equipment Trust	FIXED, 05/21/2029, 1.38%, $308,866.43	305,517
HSBC Holdings PLC	VARIABLE, 03/10/2026, 2.999%, $200,000.00	195,789
HSBC Holdings PLC	VARIABLE, 03/13/2028, 4.041%, $540,000.00	527,126
HSBC Holdings PLC	VARIABLE, 05/24/2025, 0.976%, $200,000.00	196,137
HSBC Holdings PLC	VARIABLE, 05/24/2027, 1.589%, $200,000.00	183,841
HSBC Holdings PLC	VARIABLE, 06/09/2028, 4.755%, $200,000.00	197,783
HSBC Holdings PLC	VARIABLE, 06/19/2029, 4.583%, $200,000.00	194,422
HSBC Holdings PLC	VARIABLE, 09/12/2026, 4.292%, $340,000.00	337,295
HSBC Holdings PLC	VARIABLE, 11/07/2025, 2.633%, $520,000.00	509,098
HSBC Holdings PLC	VARIABLE, 12/09/2025, 4.18%, $200,000.00	197,819
Huntington Bancshares Inc/OH	FIXED, 08/06/2024, 2.625%, $80,000.00	79,346
Huntington Bancshares Inc/OH	VARIABLE, 08/04/2028, 4.443%, $160,000.00	158,111
Huntington Bancshares Inc/OH	VARIABLE, 08/04/2028, 4.443%, $90,000.00	88,937
Huntington National Bank/The	FIXED, 01/10/2030, 5.65%, $250,000.00	259,061
Huntington National Bank/The	VARIABLE, 05/17/2028, 4.552%, $250,000.00	243,034
Hyundai Auto Lease Securitization Trust 2023-B	FIXED, 06/15/2026, 5.15%, $515,000.00	516,398
Hyundai Auto Lease Securitization Trust 2023-C	FIXED, 12/15/2026, 5.8%, $540,000.00	548,011
Hyundai Auto Receivables Trust 2023-A	FIXED, 04/15/2027, 4.58%, $455,000.00	453,398
Hyundai Auto Receivables Trust 2023-B	FIXED, 04/17/2028, 5.48%, $415,000.00	423,115
Hyundai Auto Receivables Trust 2023-C	FIXED, 10/16/2028, 5.54%, $1,055,000.00	1,079,816
Ingredion Inc	FIXED, 06/01/2030, 2.9%, $180,000.00	161,361
Ingredion Inc	FIXED, 10/01/2026, 3.2%, $140,000.00	135,096
International Business Machines Corp	FIXED, 02/09/2027, 2.2%, $320,000.00	300,860
Interstate Power and Light Co	FIXED, 08/15/2025, 3.4%, $200,000.00	197,263
Interstate Power and Light Co	FIXED, 12/01/2024, 3.25%, $230,000.00	225,838
INTOWN 2022-STAY Mortgage Trust	FLOATING, 08/15/2039, 7.8506%, $245,000.00	246,676
John Deere Owner Trust 2021-B	FIXED, 03/16/2026, 0.52%, $219,350.06	213,460
John Deere Owner Trust 2023	FIXED, 11/15/2027, 5.01%, $795,000.00	798,397

JPMBB Commercial Mortgage Sec Trust 2014-C26	FIXED, 01/15/2048, 3.4943%, $540,000.00	527,898
JPMBB Commercial Mortgage Securities Trust 2016-C1	FIXED, 03/17/2049, 3.5761%, $766,000.00	735,129
JPMCC Commercial Mortgage Sec Corp	FLOATING, 03/15/2039, 6.73844%, $365,000.00	361,120
JPMDB Commercial Mortgage Securities Trust 2016-C4	FIXED, 12/15/2049, 2.8822%, $456,025.04	428,075
KeyBank NA/Cleveland OH	FIXED, 04/13/2029, 3.9%, $370,000.00	325,886
KeyBank NA/Cleveland OH	FIXED, 05/20/2026, 3.4%, $250,000.00	235,486
KeyCorp	VARIABLE, 05/23/2025, 3.878%, $200,000.00	196,339
KeyCorp	VARIABLE, 06/01/2033, 4.789%, $170,000.00	157,050
Kimco Realty OP LLC	FIXED, 03/01/2024, 2.7%, $310,000.00	311,069
Kimco Realty OP LLC	FIXED, 04/01/2027, 3.8%, $180,000.00	174,581
Kinder Morgan Inc	FIXED, 11/15/2026, 1.75%, $410,000.00	378,321
Kubota Credit Owner Trust 2021-1	FIXED, 08/15/2025, 0.62%, $283,485.80	277,812
L3Harris Technologies Inc	FIXED, 01/15/2027, 5.4%, $220,000.00	229,665
Lennox International Inc	FIXED, 08/01/2025, 1.35%, $200,000.00	189,314
Life 2022-BMR Mortgage Trust	FLOATING, 05/15/2039, 6.65705%, $555,000.00	544,257
Life 2022-BMR Mortgage Trust	FLOATING, 05/15/2039, 6.65705%, $780,000.00	764,902
Lowe's Cos Inc	FIXED, 04/01/2027, 3.35%, $110,000.00	106,946
Magellan Midstream Partners LP	FIXED, 03/01/2026, 5%, $120,000.00	121,743
Magellan Midstream Partners LP	FIXED, 03/01/2026, 5%, $450,000.00	456,535
Manufacturers & Traders Trust Co	FIXED, 01/27/2026, 4.65%, $400,000.00	399,670
Manufacturers & Traders Trust Co	FIXED, 01/27/2028, 4.7%, $570,000.00	565,704
Manufacturers & Traders Trust Co	FIXED, 11/21/2025, 5.4%, $250,000.00	249,868
Marathon Petroleum Corp	FIXED, 05/01/2025, 4.7%, $120,000.00	120,146
Marathon Petroleum Corp	FIXED, 05/01/2025, 4.7%, $460,000.00	460,560
Martin Marietta Materials Inc	FIXED, 03/15/2030, 2.5%, $190,000.00	168,902
Masco Corp	FIXED, 11/15/2027, 3.5%, $110,000.00	105,139
Masco Corp	FIXED, 11/15/2027, 3.5%, $160,000.00	152,930
Mercedes-Benz Auto Lease Trust 2023-A	FIXED, 01/15/2027, 4.74%, $455,000.00	454,069
Mercedes-Benz Auto Receivables Trust 2022-1	FIXED, 08/16/2027, 5.21%, $270,000.00	271,009
Mercedes-Benz Auto Receivables Trust 2023-1	FIXED, 11/15/2027, 4.51%, $800,000.00	796,554
Mercedes-Benz Auto Receivables Trust 2023-2	FIXED, 11/15/2028, 5.95%, $965,000.00	995,117
Metropolitan Edison Co	FIXED, 04/01/2028, 5.2%, $160,000.00	163,376
Michigan Finance Authority Student ABS 2021-1	FLOATING, 07/25/2061, %, $167,494.88	166,015

Mid-America Apartments LP	FIXED, 02/15/2031, 1.7%, $110,000.00	90,048
Mid-America Apartments LP	FIXED, 06/01/2027, 3.6%, $250,000.00	242,573
Mid-America Apartments LP	FIXED, 09/15/2026, 1.1%, $220,000.00	200,325
Missouri Higher Education Loan Authority	FLOATING, 08/25/2061, 6.04%, $288,121.21	277,494
Mitsubishi UFJ Financial Group Inc	FIXED, 07/17/2025, 1.412%, $200,000.00	190,052
Mitsubishi UFJ Financial Group Inc	VARIABLE, 01/19/2028, 2.341%, $330,000.00	309,040
Mitsubishi UFJ Financial Group Inc	VARIABLE, 07/18/2025, 4.788%, $400,000.00	406,796
Mitsubishi UFJ Financial Group Inc	VARIABLE, 07/19/2025, 0.953%, $340,000.00	332,766
Mitsubishi UFJ Financial Group Inc	VARIABLE, 07/20/2027, 1.538%, $700,000.00	644,726
Mitsubishi UFJ Financial Group Inc	VARIABLE, 07/20/2028, 5.017%, $200,000.00	204,788
Mitsubishi UFJ Financial Group Inc	VARIABLE, 10/13/2027, 1.64%, $200,000.00	182,878
MMAF Equipment Finance LLC 2019-B	FIXED, 12/12/2024, 2.01%, $70,435.00	70,187
MMAF Equipment Finance LLC 2021-A	FIXED, 06/13/2028, 0.56%, $443,301.55	424,880
MMAF Equipment Finance LLC 2021-A	FIXED, 11/13/2030, 1.04%, $530,000.00	489,232
MMAF Equipment Finance LLC 2022-A	FIXED, 01/13/2028, 3.2%, $505,000.00	491,396
MMAF Equipment Finance LLC 2022-A	FIXED, 06/13/2044, 3.32%, $580,000.00	554,949
Mondelez International Holdings Netherlands BV	FIXED, 09/24/2026, 1.25%, $260,000.00	237,586
Morgan Stanley BAML Trust 2014 C19	FIXED, 12/15/2047, 3.526%, $730,000.00	714,637
Morgan Stanley BAML Trust 2015-C20	FIXED, 02/15/2048, 3.249%, $250,000.00	243,722
Morgan Stanley BAML Trust 2015-C25	FIXED, 10/15/2048, 3.635%, $455,000.00	440,658
Morgan Stanley BAML Trust 2016-C28	FIXED, 01/15/2049, 3.272%, $121,942.26	116,885
Morgan Stanley BAML Trust 2016-C29	FIXED, 05/15/2049, 3.058%, $440,341.99	422,363
Morgan Stanley BAML Trust 2016-C31	FIXED, 11/15/2049, 2.84%, $491,686.43	464,309
Morgan Stanley BAML Trust 2016-C32	FIXED, 12/15/2049, 3.72%, $310,000.00	295,463
Morgan Stanley Capital I Trust 2018-H3	FIXED, 07/15/2051, 4.177%, $495,000.00	470,828
MPLX LP	FIXED, 02/15/2025, 4%, $240,000.00	239,959
MPLX LP	FIXED, 03/01/2026, 1.75%, $180,000.00	169,504
MPLX LP	FIXED, 03/01/2026, 1.75%, $280,000.00	263,672
MPLX LP	FIXED, 03/01/2027, 4.125%, $210,000.00	208,539
MPLX LP	FIXED, 03/15/2028, 4%, $120,000.00	117,216
MPLX LP	FIXED, 09/01/2032, 4.95%, $100,000.00	99,675
Navient Private Education Refi Loan Trust 2021-E	FIXED, 12/16/2069, 0.97%, $404,499.49	348,946
Navient Private Education Refi Loan Trust 2021-G	FIXED, 04/15/2070, 1.58%, $879,206.14	763,367

Navient Private Education Refi Loan Trust 2022-A	FIXED, 07/15/2070, 2.23%, $255,981.28	226,060
Navient Student Loan Trust 2021-1	FLOATING, 12/26/2069, 6.05191%, $468,809.33	461,263
Navient Student Loan Trust 2021-1	FLOATING, 12/26/2069, 6.05191%, $676,469.84	665,580
Navistar Fin Dealer Note Master Owner Trust II	FIXED, 08/25/2028, 6.18%, $160,000.00	161,729
Nelnet Student Loan Trust 2021-A	FIXED, 04/20/2062, 1.36%, $433,291.51	392,572
Nelnet Student Loan Trust 2021-A	FIXED, 04/20/2062, 1.36%, $625,580.64	566,790
Nelnet Student Loan Trust 2021-A	FLOATING, 04/20/2062, 6.2724%, $226,008.01	224,286
Nelnet Student Loan Trust 2021-B	FLOATING, 04/20/2062, 6.2524%, $404,775.88	400,004
Nelnet Student Loan Trust 2021-C	FIXED, 04/20/2062, 1.32%, $169,319.47	152,068
Nelnet Student Loan Trust 2021-C	FLOATING, 04/20/2062, 6.2124%, $618,150.43	609,235
Nelnet Student Loan Trust 2021-D	FIXED, 04/20/2062, 1.63%, $864,952.47	790,329
Nelnet Student Loan Trust 2021-D	FLOATING, 04/20/2062, 6.1624%, $489,651.06	482,594
New York State Electric & Gas Corp	FIXED, 08/15/2028, 5.65%, $430,000.00	450,933
NextEra Energy Capital Holdings Inc	FIXED, 01/15/2027, 1.875%, $205,000.00	190,391
Nissan Auto Lease Trust 2023-B	FIXED, 07/15/2026, 5.69%, $340,000.00	343,331
Nissan Auto Receivables 2022-B Owner Trust	FIXED, 05/17/2027, 4.46%, $1,055,000.00	1,049,320
Nissan Auto Receivables 2023-B Owner Trust	FIXED, 10/15/2030, 5.96%, $440,000.00	457,632
NNN REIT Inc	FIXED, 10/15/2028, 4.3%, $310,000.00	303,837
NNN REIT Inc	FIXED, 11/15/2025, 4%, $110,000.00	108,172
Norfolk Southern Corp	FIXED, 08/01/2030, 5.05%, $350,000.00	366,418
Norfolk Southern Corp	FIXED, 11/01/2029, 2.55%, $220,000.00	198,769
North Texas Higher Education Authority Inc	FLOATING, 09/25/2061, 6.04043%, $547,437.51	537,755
North Texas Higher Education Authority Inc	FLOATING, 10/25/2061, 6.04%, $677,545.88	660,280
NorthWestern Corp	FIXED, 03/26/2024, 1%, $210,000.00	207,875
Nucor Corp	FIXED, 05/23/2025, 3.95%, $100,000.00	98,825
Nucor Corp	FIXED, 05/23/2027, 4.3%, $160,000.00	159,252
Nucor Corp	FIXED, 05/23/2027, 4.3%, $210,000.00	209,018
Nutrien Ltd	FIXED, 03/27/2028, 4.9%, $160,000.00	163,594
Nutrien Ltd	FIXED, 04/01/2025, 3%, $60,000.00	58,696
Nutrien Ltd	FIXED, 05/13/2030, 2.95%, $130,000.00	118,055
Nutrien Ltd	FIXED, 11/07/2024, 5.9%, $160,000.00	161,839
NXP BV / NXP Funding LLC / NXP USA Inc	FIXED, 01/15/2033, 5%, $200,000.00	205,347
NXP BV / NXP Funding LLC / NXP USA Inc	FIXED, 02/15/2032, 2.65%, $150,000.00	128,100

NXP BV / NXP Funding LLC / NXP USA Inc	FIXED, 06/01/2027, 4.4%, $200,000.00	198,244
Oracle Corp	FIXED, 04/01/2025, 2.5%, $805,000.00	783,327
Oracle Corp	FIXED, 04/01/2027, 2.8%, $960,000.00	912,636
Oracle Corp	FIXED, 04/01/2030, 2.95%, $370,000.00	336,953
Oracle Corp	FIXED, 07/15/2026, 2.65%, $360,000.00	345,903
Oracle Corp	FIXED, 11/09/2029, 6.15%, $70,000.00	76,024
Packaging Corp of America	FIXED, 12/15/2027, 3.4%, $180,000.00	171,734
Parker-Hannifin Corp	FIXED, 09/15/2029, 4.5%, $180,000.00	183,318
Parker-Hannifin Corp	FIXED, 11/21/2024, 3.3%, $130,000.00	128,053
Parker-Hannifin Corp	FIXED, 11/21/2024, 3.3%, $385,000.00	379,234
PeaceHealth Obligated Group	FIXED, 11/15/2025, 1.375%, $300,000.00	279,245
Pennsylvania Electric Co	FIXED, 03/30/2026, 5.15%, $140,000.00	141,646
PHEAA Student Loan Trust 2014-2	FLOATING, 02/25/2043, 6.02191%, $524,683.71	515,331
Phillips 66	FIXED, 02/15/2024, 0.9%, $70,000.00	69,805
Phillips 66	FIXED, 03/15/2028, 3.9%, $340,000.00	334,694
Phillips 66 Co	FIXED, 12/01/2027, 4.95%, $260,000.00	263,470
Pioneer Natural Resources Co	FIXED, 03/29/2026, 5.1%, $180,000.00	183,719
PNC Financial Services Group Inc/The	VARIABLE, 01/24/2034, 5.068%, $80,000.00	80,186
PNC Financial Services Group Inc/The	VARIABLE, 01/26/2027, 4.758%, $270,000.00	273,516
PNC Financial Services Group Inc/The	VARIABLE, 06/12/2026, 5.812%, $240,000.00	242,217
PNC Financial Services Group Inc/The	VARIABLE, 10/20/2027, 6.615%, $100,000.00	105,083
PNC Financial Services Group Inc/The	VARIABLE, 10/28/2033, 6.037%, $110,000.00	116,294
PNC Financial Services Group Inc/The	VARIABLE, 12/02/2028, 5.354%, $290,000.00	294,949
Porsche Financial Auto Securitization Trust 2023-2	FIXED, 01/22/2029, 5.79%, $795,000.00	813,444
PPG Industries Inc	FIXED, 03/15/2026, 1.2%, $250,000.00	232,041
PPG Industries Inc	FIXED, 06/15/2030, 2.55%, $250,000.00	217,969
Prologis LP	FIXED, 09/15/2028, 4%, $180,000.00	177,825
Realty Income Corp	FIXED, 01/15/2027, 3%, $150,000.00	144,512
Realty Income Corp	FIXED, 03/15/2026, 0.75%, $160,000.00	146,443
REALTY INCOME CORP	FIXED, 10/15/2026, 4.125%, $170,000.00	168,309
Regions Financial Corp	FIXED, 08/12/2028, 1.8%, $390,000.00	337,058
Revvity Inc	FIXED, 09/15/2024, 0.85%, $250,000.00	241,953
Revvity Inc	FIXED, 09/15/2028, 1.9%, $380,000.00	331,461

Rogers Communications Inc	FIXED, 03/15/2025, 2.95%, $100,000.00	97,903
Rogers Communications Inc	FIXED, 03/15/2027, 3.2%, $230,000.00	221,833
Rogers Communications Inc	FIXED, 03/15/2027, 3.2%, $60,000.00	57,869
Rogers Communications Inc	FIXED, 12/15/2025, 3.625%, $440,000.00	427,927
Rolls-Royce PLC	FIXED, 10/14/2025, 3.625%, $270,000.00	261,428
Roper Technologies Inc	FIXED, 09/15/2024, 2.35%, $80,000.00	78,583
RTX Corp	FIXED, 01/15/2029, 5.75%, $430,000.00	453,477
RTX Corp	FIXED, 03/15/2031, 6%, $340,000.00	365,706
RTX Corp	FIXED, 07/01/2030, 2.25%, $190,000.00	166,462
RTX Corp	FIXED, 11/08/2026, 5.75%, $170,000.00	176,051
Ryder System Inc	FIXED, 03/01/2027, 2.85%, $240,000.00	228,075
Ryder System Inc	FIXED, 03/01/2028, 5.65%, $130,000.00	136,471
Sabine Pass Liquefaction LLC	FIXED, 03/15/2027, 5%, $170,000.00	173,304
Santander Drive Auto Receivables Trust 2023-2	FIXED, 07/15/2027, 5.21%, $425,000.00	425,121
Santander Drive Auto Receivables Trust 2023-5	FIXED, 09/15/2028, 6.02%, $360,000.00	366,259
SBNA Auto Lease Trust 2023-A	FIXED, 04/20/2027, 6.51%, $855,000.00	873,282
Sealed Air Corp	FIXED, 10/15/2026, 1.573%, $210,000.00	189,872
Sempra	FIXED, 04/01/2025, 3.3%, $200,000.00	196,807
SFS Auto Receivables Securitization Trust 2023-1	FIXED, 10/20/2028, 5.47%, $505,000.00	511,108
Sherwin-Williams Co/The	FIXED, 08/15/2029, 2.95%, $570,000.00	531,298
Simon Property Group LP	FIXED, 01/15/2026, 3.3%, $140,000.00	137,792
Simon Property Group LP	FIXED, 12/01/2027, 3.375%, $200,000.00	191,348
SLM Student Loan Trust 2003-10	FLOATING, 12/17/2068, 6.28275%, $748,318.55	738,033
SLM Student Loan Trust 2003-10	FLOATING, 12/17/2068, 6.28275%, $751,848.35	741,514
Southern Co Gas Capital Corp	FIXED, 11/15/2025, 3.875%, $50,000.00	48,974
Stanley Black & Decker Inc	FIXED, 03/01/2026, 3.4%, $400,000.00	391,340
Sumitomo Mitsui Financial Group Inc	FIXED, 01/14/2027, 2.174%, $200,000.00	186,776
Sumitomo Mitsui Financial Group Inc	FIXED, 09/14/2028, 5.716%, $200,000.00	210,706
Sumitomo Mitsui Financial Group Inc	FIXED, 09/17/2026, 1.402%, $240,000.00	219,631
Sumitomo Mitsui Financial Group Inc	FIXED, 09/17/2028, 1.902%, $670,000.00	590,594
Synchrony Card Funding LLC	FIXED, 10/15/2029, 5.74%, $560,000.00	575,883
Take-Two Interactive Software Inc	FIXED, 03/28/2024, 3.3%, $3,000.00	3,007
Take-Two Interactive Software Inc	FIXED, 03/28/2026, 5%, $105,000.00	106,866

Take-Two Interactive Software Inc	FIXED, 04/14/2025, 3.55%, $40,000.00	39,454
Take-Two Interactive Software Inc	FIXED, 04/14/2027, 3.7%, $150,000.00	146,693
Taubman Centers Commercial Mortgage Trust 2022-DPM	FLOATING, 05/15/2037, 7.54781%, $575,000.00	573,619
Taubman Centers Commercial Mortgage Trust 2022-DPM	FLOATING, 05/15/2037, 7.54781%, $800,000.00	798,079
Tesla Auto Lease Trust 2023-A	FIXED, 06/22/2026, 5.89%, $585,000.00	588,474
Tesla Auto Lease Trust 2023-B	FIXED, 09/21/2026, 6.13%, $545,000.00	551,510
Tesla Electric Vehicle Trust 2023-1	FIXED, 06/20/2028, 5.38%, $410,000.00	414,486
T-Mobile US Trust 2022-1	FIXED, 05/22/2028, 4.91%, $840,000.00	839,568
T-Mobile USA Inc	FIXED, 02/15/2026, 2.25%, $80,000.00	76,483
T-Mobile USA Inc	FIXED, 02/15/2031, 2.55%, $260,000.00	226,710
T-Mobile USA Inc	FIXED, 03/15/2029, 2.4%, $220,000.00	199,182
T-Mobile USA Inc	FIXED, 04/15/2026, 2.625%, $160,000.00	153,063
Towd Point Mortgage Trust 2017-1	VARIABLE, 10/25/2056, 2.75%, $4,678.65	4,658
Towd Point Mortgage Trust 2017-1	VARIABLE, 10/25/2056, 2.75%, $4,854.10	4,832
Towd Point Mortgage Trust 2017-5	FLOATING, 02/25/2057, 5.75505%, $8,301.05	8,392
Towd Point Mortgage Trust 2017-6	VARIABLE, 10/25/2057, 2.75%, $185,297.12	177,770
Towd Point Mortgage Trust 2018-2	VARIABLE, 03/25/2058, 3.25%, $150,673.67	146,377
Towd Point Mortgage Trust 2018-2	VARIABLE, 03/25/2058, 3.25%, $319,672.52	310,557
Towd Point Mortgage Trust 2018-3	VARIABLE, 05/25/2058, 3.75%, $230,442.15	223,307
Towd Point Mortgage Trust 2018-3	VARIABLE, 05/25/2058, 3.75%, $233,359.14	226,134
Towd Point Mortgage Trust 2019-4	VARIABLE, 10/25/2059, 2.9%, $723,256.94	681,254
Towd Point Mortgage Trust 2021-1	VARIABLE, 11/25/2061, 2.25%, $477,625.95	438,623
Towd Point Mortgage Trust 2022-1	VARIABLE, 07/25/2062, 3.75%, $777,710.72	728,929
Towd Point Mortgage Trust 2022-4	FIXED, 09/25/2062, 3.75%, $702,528.48	659,881
Toyota Auto Loan Extended Note Trust 2020-1	FIXED, 05/25/2033, 1.35%, $1,060,000.00	1,006,413
Toyota Auto Loan Extended Note Trust 2020-1	FIXED, 05/25/2033, 1.35%, $440,000.00	417,756
Toyota Auto Loan Extended Note Trust 2021-1	FIXED, 02/27/2034, 1.07%, $1,640,000.00	1,511,625
Toyota Auto Loan Extended Note Trust 2021-1	FIXED, 02/27/2034, 1.07%, $765,000.00	705,118
Toyota Auto Loan Extended Note Trust 2022-1	FIXED, 04/25/2035, 3.82%, $1,170,000.00	1,137,594
Toyota Auto Loan Extended Note Trust 2023-1	FIXED, 06/25/2036, 4.93%, $930,000.00	939,824
Toyota Auto Receivables 2022-C Owner Trust	FIXED, 04/15/2027, 3.76%, $430,000.00	423,533
Toyota Auto Receivables 2022-D Owner Trust	FIXED, 09/15/2027, 5.3%, $540,000.00	544,069
Toyota Auto Receivables 2023-A Owner Trust	FIXED, 09/15/2027, 4.63%, $730,000.00	727,157

Toyota Lease Owner Trust 2023-B	FIXED, 11/20/2026, 5.66%, $460,000.00	467,579
Trane Technologies Financing Ltd	FIXED, 03/21/2026, 3.5%, $150,000.00	147,299
Trane Technologies Financing Ltd	FIXED, 03/21/2026, 3.5%, $770,000.00	756,136
Trans-Allegheny Interstate Line Co	FIXED, 06/01/2025, 3.85%, $200,000.00	196,512
Truist Financial Corp	VARIABLE, 01/26/2029, 4.873%, $500,000.00	503,584
Truist Financial Corp	VARIABLE, 06/06/2028, 4.123%, $180,000.00	173,962
Truist Financial Corp	VARIABLE, 10/28/2033, 6.123%, $165,000.00	173,318
UBS Commercial Mortgage Trust 2017-C3	FIXED, 08/15/2050, 3.167%, $520,000.00	492,177
UBS Commercial Mortgage Trust 2017-C6	FIXED, 12/15/2050, 3.5795%, $545,000.00	507,785
UBS Commercial Mortgage Trust 2017-C7	FIXED, 12/15/2050, 3.679%, $485,000.00	449,982
UBS Commercial Mortgage Trust 2018-C8	FIXED, 02/15/2051, 3.983%, $600,000.00	566,507
UBS Group AG	VARIABLE, 01/30/2027, 1.364%, $330,000.00	304,575
UBS Group AG	VARIABLE, 02/11/2033, 2.746%, $200,000.00	166,485
UBS Group AG	VARIABLE, 05/12/2028, 4.751%, $210,000.00	208,306
UBS Group AG	VARIABLE, 08/05/2027, 4.703%, $300,000.00	301,566
UBS Group AG	VARIABLE, 08/10/2027, 1.494%, $220,000.00	200,153
UBS Group AG	VARIABLE, 08/10/2027, 1.494%, $280,000.00	254,741
UBS Group AG	VARIABLE, 09/11/2025, 2.593%, $250,000.00	246,567
UDR Inc	FIXED, 01/15/2030, 3.2%, $270,000.00	249,538
UDR Inc	FIXED, 09/01/2026, 2.95%, $45,000.00	43,162
Ventas Realty LP	FIXED, 01/15/2025, 2.65%, $110,000.00	108,007
Ventas Realty LP	FIXED, 01/15/2029, 4.4%, $150,000.00	148,806
Ventas Realty LP	FIXED, 02/01/2025, 3.5%, $110,000.00	109,082
Verizon Communications Inc	FIXED, 03/15/2032, 2.355%, $623,000.00	523,354
Verizon Communications Inc	FIXED, 03/16/2027, 4.125%, $100,000.00	99,804
Verizon Communications Inc	FIXED, 03/22/2028, 2.1%, $390,000.00	355,365
Verizon Master Trust	FIXED, 01/22/2029, 3.67%, $605,000.00	593,888
Verizon Master Trust	FIXED, 06/20/2029, 5.16%, $220,000.00	223,036
Verizon Master Trust	FIXED, 07/20/2028, 1.53%, $345,000.00	332,484
Verizon Master Trust	FIXED, 11/20/2029, 5.67%, $490,000.00	504,402
Vermont Std Asst Corp	FLOATING, 04/30/2035, 6.18479%, $299,785.03	299,155
Vermont Std Asst Corp	FLOATING, 04/30/2035, 6.18479%, $85,652.87	85,473
Volkswagen Auto Lease Trust 2023-A	FIXED, 10/20/2026, 5.81%, $610,000.00	618,665

Volkswagen Auto Loan Enhanced Trust 2023-2	FIXED, 12/20/2028, 5.48%, $845,000.00	864,104
Volkswagen Group of America Finance LLC	FIXED, 06/06/2025, 3.95%, $210,000.00	206,265
Volkswagen Group of America Finance LLC	FIXED, 06/08/2027, 4.35%, $200,000.00	196,657
Volkswagen Group of America Finance LLC	FIXED, 09/12/2026, 5.7%, $240,000.00	247,643
Volkswagen Group of America Finance LLC	FIXED, 09/12/2028, 5.65%, $450,000.00	469,853
Volkswagen Group of America Finance LLC	FIXED, 09/26/2024, 2.85%, $200,000.00	197,524
Vulcan Materials Co	FIXED, 04/01/2027, 3.9%, $120,000.00	117,522
Warnermedia Holdings Inc	FIXED, 03/15/2025, 3.638%, $150,000.00	148,383
Warnermedia Holdings Inc	FIXED, 03/15/2027, 3.755%, $170,000.00	164,901
Warnermedia Holdings Inc	FIXED, 03/15/2027, 3.755%, $310,000.00	300,701
Warnermedia Holdings Inc	FIXED, 03/15/2029, 4.054%, $260,000.00	249,895
Warnermedia Holdings Inc	FIXED, 03/15/2032, 4.279%, $220,000.00	204,384
WEC Energy Group Inc	FIXED, 01/09/2026, 4.75%, $170,000.00	173,244
WEC Energy Group Inc	FIXED, 06/15/2025, 3.55%, $34,000.00	33,135
WEC Energy Group Inc	FIXED, 09/12/2026, 5.6%, $120,000.00	124,201
WEC Energy Group Inc	FIXED, 12/15/2028, 2.2%, $555,000.00	493,553
Wells Fargo Commercial Mortgage Trust 2015-C28	FIXED, 05/15/2048, 3.54%, $500,000.00	484,881
Wells Fargo Commercial Mortgage Trust 2016-C35	FIXED, 07/15/2048, 2.674%, $778,127.73	739,543
Wells Fargo Commercial Mortgage Trust 2016-LC24	FIXED, 10/15/2049, 2.684%, $694,031.40	655,753
Wells Fargo Commercial Mortgage Trust 2016-NXS6	FIXED, 11/15/2049, 2.642%, $470,000.00	444,084
Wells Fargo Commercial Mortgage Trust 2017-C38	FIXED, 07/15/2050, 3.19%, $367,492.57	345,385
Wells Fargo Commercial Mortgage Trust 2017-C39	FIXED, 09/15/2050, 3.157%, $305,000.00	286,948
Wells Fargo Commercial Mortgage Trust 2017-C39	FIXED, 09/15/2050, 3.157%, $635,000.00	597,417
Wells Fargo Commercial Mortgage Trust 2017-C39	FIXED, 09/15/2050, 3.418%, $515,000.00	483,551
Wells Fargo Commercial Mortgage Trust 2017-C40	FIXED, 10/15/2050, 3.317%, $760,000.00	718,902
Wells Fargo Commercial Mortgage Trust 2018-C43	VARIABLE, 03/15/2051, 4.012%, $1,020,000.00	975,978
Welltower OP LLC	FIXED, 01/15/2029, 2.05%, $150,000.00	133,434
Welltower OP LLC	FIXED, 01/15/2032, 2.75%, $120,000.00	103,830
Welltower OP LLC	FIXED, 03/15/2029, 4.125%, $360,000.00	352,217
Welltower OP LLC	FIXED, 06/01/2025, 4%, $80,000.00	78,804
Weyerhaeuser Co	FIXED, 05/15/2026, 4.75%, $300,000.00	300,491
WFRBS Commercial Mortgage Trust 2014-C20	FIXED, 05/15/2047, 3.995%, $1,260,000.00	1,248,853
WFRBS Commercial Mortgage Trust 2014-C24	FIXED, 11/15/2047, 3.607%, $520,000.00	509,391

WFRBS Commercial Mortgage Trust 2014-C25	FIXED, 11/15/2047, 3.365%, $437,507.83	430,095
Wheels Fleet Lease Funding 1 LLC	FIXED, 04/18/2038, 5.8%, $500,000.00	502,494
Wheels Fleet Lease Funding 1 LLC	FIXED, 04/18/2038, 5.8%, $685,000.00	688,417
Wheels Fleet Lease Funding 1 LLC	FIXED, 08/18/2038, 6.46%, $885,000.00	897,857
Williams Cos Inc/The	FIXED, 01/15/2025, 3.9%, $120,000.00	120,249
Williams Cos Inc/The	FIXED, 03/02/2026, 5.4%, $320,000.00	329,063
Williams Cos Inc/The	FIXED, 03/15/2033, 5.65%, $170,000.00	180,762
Williams Cos Inc/The	FIXED, 06/24/2024, 4.55%, $260,000.00	258,788
Williams Cos Inc/The	FIXED, 08/15/2028, 5.3%, $450,000.00	470,248
WMRK Commercial Mortgage Trust 2022-WMRK	FLOATING, 11/15/2027, 8.15081%, $355,000.00	356,363
World Omni Auto Lease Sec Trust 2023-A	FIXED, 09/15/2026, 5.07%, $430,000.00	430,901
World Omni Auto Receivables Trust 2022-A	FIXED, 05/17/2027, 1.66%, $532,410.63	517,332
World Omni Auto Receivables Trust 2022-C	FIXED, 10/15/2027, 3.66%, $460,000.00	452,497
World Omni Auto Receivables Trust 2023-A	FIXED, 05/15/2028, 4.83%, $660,000.00	660,217
World Omni Auto Receivables Trust 2023-D	FIXED, 02/15/2029, 5.79%, $605,000.00	622,587
WRKCo Inc	FIXED, 09/15/2024, 3%, $290,000.00	287,021
Xcel Energy Inc	FIXED, 03/15/2027, 1.75%, $245,000.00	224,829

TOTAL CORPORATE DEBT INSTRUMENTS - ALL OTHER		$205,460,120

Net Assets Pending Settlement		$(590,930)

SUBTOTAL STABLE VALUE FUND		$508,230,590

TOTAL - INVESTMENT CONTRACTS		$508,230,590
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE		$33,450,611
TOTAL - INVESTMENT CONTRACTS AT CONTRACT VALUE		$541,681,201

AEP RETIREMENT SAVINGS 401(K) PLAN
PLAN #002 EIN #13-4922641
SCHEDULE H, LINE 4I - SCHEDULE OF ASSETS (HELD AT END OF YEAR) (continued)
DECEMBER 31, 2023

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(e) Current Value

	MONEY MARKET FUND
	JP MORGAN US GOVT MM FUND 3164		$47,714,108
	TOTAL MONEY MARKET FUND		$47,714,108

	COMMON / COLLECTIVE TRUSTS
	COLUMBIA TRUST FOCUSED LARGE CAP GROWTH FUND		$195,092,837
*	MELLON CAPITAL MID CAP STOCK INDEX FUND		456,261,518
*	MELLON CAPITAL SMALL CAP STOCK INDEX FUND		179,341,271
*	MELLON CAPITAL STOCK INDEX FUND		1,298,414,738
*	MELLON CAPITAL AGGREGATE BOND INDEX FUND		521,308,895
*	MELLON CAPITAL TREASURY INFLATION-PROTECTED SECURITIES FUND		24,749,151
*	MELLON CAPITAL INTERNATIONAL STOCK INDEX FUND		704,972,081
*	MELLON CAPITAL EMERGING MARKETS STOCK INDEX FUND		60,252,437
	JPMORGAN STRATEGIC PROPERTY FUND		68,468,634
	METWEST TOTAL RETURN BOND FUND		65,185,142
	SANDS CAPITAL INTERNATIONAL GROWTH CIT		25,623,845
	TOTAL COMMON / COLLECTIVE TRUSTS		$3,599,670,549

	AEP STOCK
*	AMERICAN ELECTRIC POWER CO INC		$272,036,887
	TOTAL AEP STOCK		$272,036,887

	CORPORATE STOCKS
	3M CO		$224,215
	8X8 INC		436,715
	ABBVIE INC		557,737
	ABM INDUSTRIES INC		158,609
	ACI WORLDWIDE INC		110,711
	ACUITY BRANDS INC		2,311,916
	ACV AUCTIONS INC		1,323,519
	ADOBE INC		4,736,407
	ADTALEM GLOBAL EDUCATION INC		587,437
	ADVANCED MICRO DEVICES INC		7,420,177
	AERCAP HOLDINGS NV		226,602
	AES CORP/THE		139,062
	AGCO CORP		476,049
	AGIOS PHARMACEUTICALS INC		409,991
	AIR LEASE CORP		190,827
	AIRBNB INC		1,819,783
	ALASKA AIR GROUP INC		183,473
	ALIGHT INC		2,800,834
	ALIGN TECHNOLOGY INC		413,740
	ALLIANT ENERGY CORP		533,264
	ALLISON TRANSMISSION HOLDINGS		833,057

ALLY FINANCIAL INC	1,289,281
ALPHABET INC	12,000,761
AMAZON.COM INC	14,800,930
AMCOR PLC	129,571
AMDOCS LTD	1,381,367
AMEDISYS INC	134,890
AMERICAN TOWER CORP	2,340,787
AMERIPRISE FINANCIAL INC	717,879
AMERIS BANCORP	187,797
AMGEN INC	569,992
AMICUS THERAPEUTICS INC	119,324
AMKOR TECHNOLOGY INC	218,950
AMN HEALTHCARE SERVICES INC	441,792
ANALOG DEVICES INC	1,605,358
ANI PHARMACEUTICALS INC	141,489
APA CORP	500,670
APPLE INC	10,721,803
APPLIED INDUSTRIAL TECHNOLOGIE	643,961
APPLIED MATERIALS INC	3,052,264
APPLOVIN CORP	207,180
ARCH CAPITAL GROUP LTD	411,159
ARCH RESOURCES INC	252,229
ARCHER-DANIELS-MIDLAND CO	122,991
ARISTA NETWORKS INC	1,354,418
ARM HOLDINGS PLC ADR	960,729
ARRAY TECHNOLOGIES INC	182,750
ARROW ELECTRONICS INC	213,204
ARVINAS INC	542,571
ASHLAND INC	241,295
ASML HOLDING NV	1,774,220
ASPEN TECHNOLOGY INC	2,783,577
ASSURANT INC	656,100
ASSURED GUARANTY LTD	349,905
ASTRAZENECA PLC ADR	2,241,408
ATKORE INC	1,103,840
AUTOLIV INC	217,184
AUTONATION INC	912,344
AUTOZONE INC	788,611
AVALONBAY COMMUNITIES INC	285,136
AVANTOR INC	740,537
AVIENT CORP	184,696
AVNET INC	237,737
AXCELIS TECHNOLOGIES INC	940,771
AXIS CAPITAL HOLDINGS LTD	1,239,236
AXOGEN INC	224,639
BAKER HUGHES CO	1,654,620
BANK OZK	736,487
BATH & BODY WORKS INC	2,083,549
BEACON ROOFING SUPPLY INC	765,950
BELDEN INC	313,094
BELLRING BRANDS INC	288,181
BERKSHIRE HATHAWAY INC	2,090,028
BERKSHIRE HILLS BANCORP INC	89,611
BERRY GLOBAL GROUP INC	130,265
BGC GROUP INC	256,137

BILL HOLDINGS INC	1,905,045
BIOGEN INC	592,583
BIO-TECHNE CORP	3,717,106
BJ'S WHOLESALE CLUB HOLDINGS I	396,094
BLOOMIN' BRANDS INC	426,585
BLUE OWL CAPITAL INC	154,290
BOEING CO/THE	4,407,500
BOISE CASCADE CO	234,400
BOOZ ALLEN HAMILTON HOLDING CO	1,322,845
BORGWARNER INC	226,249
BOWLERO CORP	387,432
BOYD GAMING CORP	344,605
BP PLC ADR	318,246
BRADY CORP	224,254
BRINKER INTERNATIONAL INC	166,329
BRINK'S CO/THE	685,746
BROADCOM INC	2,053,900
BROWN & BROWN INC	586,089
BUCKLE INC/THE	172,688
BUILDERS FIRSTSOURCE INC	352,577
CABOT CORP	162,742
CACTUS INC	136,245
CADENCE BANK	423,078
CADENCE DESIGN SYSTEMS INC	3,584,662
CALERES INC	152,851
CAL-MAINE FOODS INC	207,121
CANNAE HOLDINGS INC	289,763
CAPITAL BANCORP INC	105,778
CAPITAL ONE FINANCIAL CORP	2,832,192
CARDINAL HEALTH INC	1,938,182
CARGURUS INC	1,816,639
CARLISLE COS INC	792,947
CARMAX INC	469,419
CARS.COM INC	175,510
CASEY'S GENERAL STORES INC	843,452
CATALYST PHARMACEUTICALS INC	182,456
CATHAY GENERAL BANCORP	190,804
CBOE GLOBAL MARKETS INC	316,408
CENCORA INC	536,042
CENTENE CORP	2,592,081
CERTARA INC	626,151
CHAMPIONX CORP	153,937
CHARLES RIVER LABORATORIES INT	1,982,687
CHECK POINT SOFTWARE TECHNOLOG	453,481
CHEMED CORP	132,154
CHESAPEAKE ENERGY CORP	297,219
CHESAPEAKE UTILITIES CORP	186,859
CHIPOTLE MEXICAN GRILL INC	1,301,280
CHURCHILL DOWNS INC	1,658,155
CIENA CORP	223,430
CIGNA GROUP/THE	548,592
CIMPRESS PLC	938,106
CITIGROUP INC	729,471
CLEAN HARBORS INC	2,384,505
CLEARFIELD INC	193,993

CLEARWATER PAPER CORP	177,566
CLEVELAND-CLIFFS INC	2,109,182
CMS ENERGY CORP	517,462
CNX RESOURCES CORP	199,800
COHERENT CORP	181,955
COLUMBIA SPORTSWEAR CO	138,956
COMERICA INC	263,367
COMMERCIAL METALS CO	134,658
CONCENTRIX CORP	319,575
CONSENSUS CLOUD SOLUTIONS INC	437,078
CONSTELLATION ENERGY CORP	1,336,637
COOPER COS INC/THE	1,372,980
COPT DEFENSE PROPERTIES	340,008
CORECIVIC INC	287,868
COSTCO WHOLESALE CORP	3,671,365
COUSINS PROPERTIES INC	125,208
CROWDSTRIKE HOLDINGS INC	2,529,966
CUMMINS INC	209,384
CURTISS-WRIGHT CORP	1,060,703
CVS HEALTH CORP	562,037
DAVE & BUSTER'S ENTERTAINMENT	209,369
DAVITA INC	524,848
DECKERS OUTDOOR CORP	747,305
DICK'S SPORTING GOODS INC	833,353
DILLARD'S INC	837,977
DIME COMMUNITY BANCSHARES INC	125,709
DIODES INC	244,056
DISCOVER FINANCIAL SERVICES	741,840
DNOW INC	119,607
DOLBY LABORATORIES INC	50,588
DOLLAR GENERAL CORP	481,671
DONNELLEY FINANCIAL SOLUTIONS	171,268
DOUGLAS DYNAMICS INC	224,262
DOVER CORP	909,940
DOXIMITY INC	1,116,833
DR HORTON INC	844,857
DR ING HC F PORSCHE AG ADR	328,519
DROPBOX INC	1,599,821
DT MIDSTREAM INC	330,992
DUKE ENERGY CORP	206,501
DUN & BRADSTREET HOLDINGS INC	186,135
DYNATRACE INC	1,080,510
EAST WEST BANCORP INC	703,599
EASTMAN CHEMICAL CO	131,676
ECOVYST INC	446,753
EDISON INTERNATIONAL	209,966
ELASTIC NV	2,126,874
ELDORADO GOLD CORP	232,526
ELEMENT SOLUTIONS INC	578,338
ELEVANCE HEALTH INC	2,402,127
ELI LILLY & CO	7,094,719
EMCOR GROUP INC	573,259
EMERSON ELECTRIC CO	222,496
ENACT HOLDINGS INC	148,957
ENCOMPASS HEALTH CORP	756,538

ENERPLUS CORP	143,966
ENERSYS	600,510
ENOVIS CORP	154,895
ENTEGRIS INC	1,985,537
ENVISTA HOLDINGS CORP	93,064
EPR PROPERTIES	93,363
EQT CORP	497,825
ESAB CORP	220,361
ESSENT GROUP LTD	312,748
ESSEX PROPERTY TRUST INC	173,558
EURONET WORLDWIDE INC	1,979,156
EVERCORE INC	817,790
EVEREST GROUP LTD	322,111
EVERGY INC	200,918
EXPEDIA GROUP INC	192,318
EXPRO GROUP HOLDINGS NV	206,515
EXTRA SPACE STORAGE INC	249,473
EXTREME NETWORKS INC	203,971
FEDERAL AGRICULTURAL MORTGAGE	468,871
FEDEX CORP	1,686,045
FIDELITY NATIONAL FINANCIAL IN	1,093,104
FIDELITY NATIONAL INFORMATION	2,343,931
FIRST ADVANTAGE CORP	241,375
FIRST CITIZENS BANCSHARES INC/	126,288
FIRST INTERSTATE BANCSYSTEM IN	186,345
FIRST MERCHANTS CORP	181,618
FIRSTCASH HOLDINGS INC	420,228
FIRSTENERGY CORP	209,292
FLEETCOR TECHNOLOGIES INC	1,453,746
FLEX LTD	3,181,852
FLOOR & DECOR HOLDINGS INC	290,948
FMC CORP	1,895,787
FNB CORP/PA	198,150
FORTINET INC	1,395,765
FORTIVE CORP	590,954
FORTREA HOLDINGS INC	264,612
FOX FACTORY HOLDING CORP	244,210
FRANKLIN RESOURCES INC	730,749
FRONTDOOR INC	277,428
FTI CONSULTING INC	455,456
GARTNER INC	1,367,766
GE HEALTHCARE INC	2,028,877
GEN DIGITAL INC	365,622
GENERAC HOLDINGS INC	1,026,036
GENERAL MILLS INC	512,066
GENERAL MOTORS CO	2,540,981
GENPACT LTD	451,820
GENTEX CORP	210,788
GENUINE PARTS CO	215,368
GERMAN AMERICAN BANCORP INC	146,266
GLOBAL PAYMENTS INC	626,364
GLOBALFOUNDRIES INC	1,412,768
GODADDY INC	453,197
GOLDMAN SACHS GROUP INC/THE	2,371,328
GRACO INC	2,485,240

GRAND CANYON EDUCATION INC	310,558
GRANITE CONSTRUCTION INC	278,662
GRAPHIC PACKAGING HOLDING CO	1,262,598
GROCERY OUTLET HOLDING CORP	2,635,367
HAEMONETICS CORP	443,113
HALLIBURTON CO	303,913
HALOZYME THERAPEUTICS INC	885,636
HANCOCK WHITNEY CORP	420,061
HANOVER INSURANCE GROUP INC/TH	322,613
HARTFORD FINANCIAL SERVICES GR	678,086
HCA HEALTHCARE INC	584,398
HEALTHEQUITY INC	675,067
HEARTLAND EXPRESS INC	407,964
HELMERICH & PAYNE INC	274,946
HENRY SCHEIN INC	1,263,978
HERITAGE COMMERCE CORP	160,000
HEXCEL CORP	1,693,669
HF SINCLAIR CORP	181,436
HOLOGIC INC	2,449,306
HOME BANCSHARES INC/AR	100,357
HOME DEPOT INC/THE	3,477,283
HOWMET AEROSPACE INC	1,844,897
HUB GROUP INC	186,179
HUBSPOT INC	1,055,422
HUMANA INC	479,785
HUNTINGTON BANCSHARES INC/OH	256,295
HUNTINGTON INGALLS INDUSTRIES	2,375,706
IAC INC	830,956
ICON PLC	710,506
INGEVITY CORP	220,942
INGREDION INC	362,490
INNOVATIVE INDUSTRIAL PROPERTI	206,983
INSIGHT ENTERPRISES INC	168,153
INSTALLED BUILDING PRODUCTS IN	324,688
INTEGRA LIFESCIENCES HOLDINGS	186,786
INTERDIGITAL INC	355,794
INTERNATIONAL GAME TECHNOLOGY	38,100
INTERNATIONAL PAPER CO	118,897
INTERPUBLIC GROUP OF COS INC/T	259,325
INTUIT INC	1,381,941
INTUITIVE SURGICAL INC	3,380,010
IPG PHOTONICS CORP	269,830
IRIDIUM COMMUNICATIONS INC	617,935
ITT INC	252,720
JABIL INC	223,460
JACOBS SOLUTIONS INC	476,885
JAZZ PHARMACEUTICALS PLC	504,546
JEFFERIES FINANCIAL GROUP INC	191,948
JOHN BEAN TECHNOLOGIES CORP	97,859
JUNIPER NETWORKS INC	163,260
KEYSIGHT TECHNOLOGIES INC	979,040
KINDER MORGAN INC	2,162,929
KIRBY CORP	1,192,425
KLA CORP	1,427,092
KNIGHT-SWIFT TRANSPORTATION HO	226,853

KORN FERRY	188,199
KOSMOS ENERGY LTD	173,460
KRAFT HEINZ CO/THE	2,033,345
KROGER CO/THE	561,456
L3HARRIS TECHNOLOGIES INC	511,807
LABORATORY CORP OF AMERICA HOL	560,952
LAM RESEARCH CORP	1,451,381
LAMAR ADVERTISING CO	555,207
LAMB WESTON HOLDINGS INC	221,909
LANDSTAR SYSTEM INC	100,698
LANTHEUS HOLDINGS INC	261,082
LATTICE SEMICONDUCTOR CORP	1,131,919
LAUREATE EDUCATION INC	486,184
LCI INDUSTRIES	242,369
LEAR CORP	207,720
LEGALZOOM.COM INC	297,088
LEGEND BIOTECH CORP ADR	521,554
LENDINGCLUB CORP	1,762,753
LENNAR CORP	2,361,390
LEONARDO DRS INC	292,604
LESLIE'S INC	104,915
LITHIA MOTORS INC	585,131
LITTELFUSE INC	851,911
LIVANOVA PLC	147,149
LIVE NATION ENTERTAINMENT INC	144,893
LKQ CORP	101,219
L'OREAL SA ADR	2,033,531
LPL FINANCIAL HOLDINGS INC	2,208,142
LULULEMON ATHLETICA INC	3,609,707
LVMH MOET HENNESSY LOUIS VUITT ADR	1,561,307
LYONDELLBASELL INDUSTRIES NV	131,020
MAGNOLIA OIL & GAS CORP	214,475
MARATHON OIL CORP	301,928
MARKEL GROUP INC	653,154
MARKETAXESS HOLDINGS INC	2,987,949
MARRIOTT INTERNATIONAL INC/MD	2,833,759
MARRIOTT VACATIONS WORLDWIDE C	224,534
MASCO CORP	227,598
MASIMO CORP	2,650,470
MASONITE INTERNATIONAL CORP	216,730
MASTERCARD INC	5,261,854
MATADOR RESOURCES CO	203,673
MATCH GROUP INC	157,826
MATSON INC	1,638,410
MCKESSON CORP	521,778
MEDICAL PROPERTIES TRUST INC	83,833
MERCADOLIBRE INC	2,509,749
MERCK & CO INC	1,945,462
MERIT MEDICAL SYSTEMS INC	1,448,633
MERITAGE HOMES CORP	275,236
META PLATFORMS INC	6,765,591
METHANEX CORP	140,233
METLIFE INC	657,332
MGM RESORTS INTERNATIONAL	184,573
MICRON TECHNOLOGY INC	2,463,339

MICROSOFT CORP	13,376,118
MIDDLEBY CORP/THE	718,925
MODINE MANUFACTURING CO	241,188
MOLINA HEALTHCARE INC	2,151,601
MOLSON COORS BEVERAGE CO	667,801
MONGODB INC	2,123,567
MOODY'S CORP	2,039,895
MOOG INC	271,318
MUELLER INDUSTRIES INC	229,008
MURPHY OIL CORP	202,806
MURPHY USA INC	780,866
N-ABLE INC/US	460,928
NATIONAL STORAGE AFFILIATES TR	466,538
NATIONAL VISION HOLDINGS INC	626,142
NCR ATLEOS CORP	86,035
NCR VOYIX CORP	119,774
NETAPP INC	1,577,888
NETFLIX INC	4,464,203
NEVRO CORP	545,855
NEW JERSEY RESOURCES CORP	91,701
NEW YORK TIMES CO/THE	3,814,312
NEXSTAR MEDIA GROUP INC	574,175
NIKE INC	2,428,928
NISOURCE INC	182,584
NMI HOLDINGS INC	324,729
NOBLE CORP PLC	338,372
NOMAD FOODS LTD	176,687
NORTHWESTERN ENERGY GROUP INC	319,335
NOVO NORDISK A/S ADR	3,903,996
NRG ENERGY INC	210,729
NUCOR CORP	127,919
NVIDIA CORP	11,808,026
NXP SEMICONDUCTORS NV	1,886,821
OCEANFIRST FINANCIAL CORP	118,916
OGE ENERGY CORP	195,363
OKTA INC	3,277,639
OLD NATIONAL BANCORP/IN	286,032
OMNICELL INC	221,152
ON SEMICONDUCTOR CORP	982,981
ONEMAIN HOLDINGS INC	924,812
ORACLE CORP	1,962,052
O'REILLY AUTOMOTIVE INC	2,525,313
ORGANON & CO	1,952,756
OSHKOSH CORP	223,108
OSI SYSTEMS INC	204,157
OVINTIV INC	307,220
OWENS CORNING	133,852
OXFORD INDUSTRIES INC	129,900
PACCAR INC	1,505,958
PACIFIC BIOSCIENCES OF CALIFOR	2,068,066
PACKAGING CORP OF AMERICA	127,884
PALO ALTO NETWORKS INC	577,965
PAR PACIFIC HOLDINGS INC	308,199
PARKER-HANNIFIN CORP	217,450
PATTERSON-UTI ENERGY INC	265,302

PAYCHEX INC	1,244,223
PEAPACK-GLADSTONE FINANCIAL CO	112,093
PEDIATRIX MEDICAL GROUP INC	95,344
PEGASYSTEMS INC	119,023
PELOTON INTERACTIVE INC	771,390
PENNYMAC FINANCIAL SERVICES IN	240,632
PERFORMANCE FOOD GROUP CO	189,678
PERRIGO CO PLC	72,695
PFIZER INC	1,221,416
PHOTRONICS INC	279,036
PINNACLE FINANCIAL PARTNERS IN	814,809
PINNACLE WEST CAPITAL CORP	353,525
POOL CORP	413,462
PORTLAND GENERAL ELECTRIC CO	461,918
POST HOLDINGS INC	540,953
PPL CORP	214,171
PREFERRED BANK/LOS ANGELES CA	210,822
PRESTIGE CONSUMER HEALTHCARE I	250,084
PRIMO WATER CORP	168,680
PROG HOLDINGS INC	114,707
PROPETRO HOLDING CORP	121,971
PROSPERITY BANCSHARES INC	502,150
PUBLIC SERVICE ENTERPRISE GROU	203,935
PULTEGROUP INC	853,629
PVH CORP	3,923,471
QCR HOLDINGS INC	138,559
QORVO INC	236,819
QUANEX BUILDING PRODUCTS CORP	252,111
QUEST DIAGNOSTICS INC	528,632
QUIDELORTHO CORP	1,940,226
RALPH LAUREN CORP	203,178
RAMACO RESOURCES INC	206,716
RANGE RESOURCES CORP	479,613
RB GLOBAL INC	2,275,063
RBB BANCORP	57,920
REGIONS FINANCIAL CORP	773,146
RELAY THERAPEUTICS INC	257,072
RELIANCE INC	132,848
REMITLY GLOBAL INC	83,584
RENAISSANCERE HOLDINGS LTD	264,404
REPUBLIC SERVICES INC	622,041
RHYTHM PHARMACEUTICALS INC	135,336
ROYAL CARIBBEAN CRUISES LTD	843,627
RYAN SPECIALTY HOLDINGS INC	1,441,600
RYDER SYSTEM INC	218,269
SABRA HEALTH CARE REIT INC	218,074
SALESFORCE INC	4,719,679
SALLY BEAUTY HOLDINGS INC	509,713
SANDY SPRING BANCORP INC	98,091
SANMINA CORP	228,083
SBA COMMUNICATIONS CORP	802,929
SCIENCE APPLICATIONS INTERNATI	783,216
SCOTTS MIRACLE-GRO CO/THE	110,224
SEALED AIR CORP	545,755
SELECT WATER SOLUTIONS INC	115,497

SENSATA TECHNOLOGIES HOLDING P	2,185,785
SERVICENOW INC	3,540,221
SERVISFIRST BANCSHARES INC	71,561
SHARKNINJA INC	142,406
SHELL PLC ADR	322,025
SHOCKWAVE MEDICAL INC	1,284,184
SIGNET JEWELERS LTD	279,949
SIMPLY GOOD FOODS CO/THE	172,379
SITEONE LANDSCAPE SUPPLY INC	2,936,863
SIX FLAGS ENTERTAINMENT CORP	175,886
SKECHERS USA INC	1,004,235
SKYWORKS SOLUTIONS INC	112,308
SLM CORP	1,082,364
SM ENERGY CO	560,046
SMARTSHEET INC	1,048,597
SNAP-ON INC	207,676
SNOWFLAKE INC	2,582,025
SONOCO PRODUCTS CO	131,518
SOTERA HEALTH CO	747,112
SOUTHSTATE CORP	899,308
SPORTRADAR GROUP AG	477,216
SPRINGWORKS THERAPEUTICS INC	519,578
SS&C TECHNOLOGIES HOLDINGS INC	151,858
STAAR SURGICAL CO	1,264,785
STAG INDUSTRIAL INC	1,273,084
STATE STREET CORP	715,885
STEEL DYNAMICS INC	120,698
STERIS PLC	2,204,436
STEVEN MADDEN LTD	420,504
STRIDE INC	135,245
SUPER MICRO COMPUTER INC	1,297,363
SYNCHRONY FINANCIAL	761,050
TANDEM DIABETES CARE INC	754,290
TD SYNNEX CORP	504,906
TEGNA INC	403,446
TELEDYNE TECHNOLOGIES INC	476,638
TELEFLEX INC	845,761
TEMPUR SEALY INTERNATIONAL INC	384,008
TENABLE HOLDINGS INC	1,054,728
TESLA INC	6,750,953
TEVA PHARMACEUTICAL INDUSTRIES ADR	2,356,882
TEXTRON INC	344,921
THOR INDUSTRIES INC	163,067
TIDEWATER INC	175,155
TIMKEN CO/THE	222,256
TJX COS INC/THE	2,218,325
T-MOBILE US INC	199,290
TOLL BROTHERS INC	888,722
TOPGOLF CALLAWAY BRANDS CORP	166,746
TORO CO/THE	515,274
TOTALENERGIES SE ADR	2,365,038
TRADE DESK INC/THE	1,840,377
TRANSDIGM GROUP INC	1,630,699
TRANSMEDICS GROUP INC	668,379
TRIMBLE INC	1,953,717

TRINET GROUP INC	602,499
TTM TECHNOLOGIES INC	81,311
UBER TECHNOLOGIES INC	3,884,821
UFP INDUSTRIES INC	132,957
UGI CORP	228,091
UNDER ARMOUR INC	628,588
UNITED RENTALS INC	240,263
UNITEDHEALTH GROUP INC	3,267,273
UNIVERSAL HEALTH SERVICES INC	808,389
UNUM GROUP	657,137
US FOODS HOLDING CORP	1,031,125
US SILICA HOLDINGS INC	111,709
VALMONT INDUSTRIES INC	215,997
VECTOR GROUP LTD	139,680
VERACYTE INC	582,634
VERITEX HOLDINGS INC	105,902
VERIZON COMMUNICATIONS INC	193,401
VERTEX PHARMACEUTICALS INC	2,744,473
VESTIS CORP	242,264
VF CORP	1,119,465
VIPER ENERGY INC	1,049,159
VISA INC	5,717,807
VISTRA CORP	2,439,818
VIVID SEATS INC	144,064
VONTIER CORP	205,054
VOYA FINANCIAL INC	361,371
W R BERKLEY CORP	138,682
WALKER & DUNLOP INC	201,039
WARNER MUSIC GROUP CORP	2,391,166
WEATHERFORD INTERNATIONAL PLC	421,452
WEBSTER FINANCIAL CORP	163,295
WELLS FARGO & CO	3,657,095
WESCO INTERNATIONAL INC	694,998
WESTERN ALLIANCE BANCORP	517,504
WESTERN UNION CO/THE	500,318
WESTINGHOUSE AIR BRAKE TECHNOL	1,783,960
WESTLAKE CORP	129,323
WEX INC	166,924
WHITE MOUNTAINS INSURANCE GROU	198,661
WILLIS TOWERS WATSON PLC	1,894,626
WINTRUST FINANCIAL CORP	384,263
WISDOMTREE INC	801,558
WIX.COM LTD	3,062,214
WORLD KINECT CORP	150,189
WORTHINGTON ENTERPRISES INC	160,622
WORTHINGTON STEEL INC	69,519
WSFS FINANCIAL CORP	117,535
WYNDHAM HOTELS & RESORTS INC	3,002,027
YETI HOLDINGS INC	157,152
ZEBRA TECHNOLOGIES CORP	238,617
ZIFF DAVIS INC	2,159,352
ZIMMER BIOMET HOLDINGS INC	583,430
ZIPRECRUITER INC	948,383
TOTAL CORPORATE STOCKS	$557,042,541

	REGISTERED INVESTMENT COMPANIES
	DODGE & COX INTL STCK-X	$24,523,069
	TOTAL REGISTERED INVESTMENT COMPANIES	$24,523,069

	SELF DIRECTED BROKERAGE ACCOUNT
*	RETAIL MUTUAL FUNDS, EXCHANGE TRADED FUNDS, EQUITIES (OTHER THAN AEP STOCK) AND PREFERRED STOCK TRADED ON A NATIONAL SECURITIES EXCHANGE, AND FIXED INCOME SECURITIES (OTHER THAN THOSE ISSUED BY AN AFFILIATE OF THE COMPANY).	$101,663,935
	TOTAL SELF-DIRECTED BROKERAGE ACCOUNT	$101,663,935

	TOTAL ASSETS AT FAIR VALUE	$4,602,651,089

*	PARTICIPANT LOANS (Interest rates ranging from 4.25% to 10.5%, maturing through May 2048)	$56,867,969

	TOTAL NET ASSETS	$5,201,200,259

*	Party-in-interest to the Plan

Note: (d) Historical Cost is not required as all investments are participant-directed.

AEP RETIREMENT SAVINGS 401(K) PLAN
EXHIBIT INDEX

Exhibit Number	Description

23.1	Consent of BDO USA, P.C.